UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

__________________________

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☐	Soliciting Material under §240.14a-12

SALISBURY BANCORP, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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5 BISSELL STREET

P.O. BOX 1868

LAKEVILLE, CONNECTICUT 06039-1868

1.860.435.9801

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	4:00 p.m., Eastern Daylight Savings Time (“EDST”), Wednesday, May 18, 2022

Location:	Salisbury Bank’s Operations Center, 33 Bissell Street, Lakeville, Connecticut 06039

Record Date:	Shareholders at the close of business on March 16, 2022 are entitled to notice of, and to vote at, this Annual Meeting or any adjournment(s) thereof.

Matters to be Voted Upon:	1. Election of one (1) director for a three (3) year term and election of one (1) director for a one (1) year term; who, along with the six (6) directors whose terms do not expire at this meeting, shall constitute the full Board of Directors of Salisbury Bancorp, Inc.

2. Approval of the amendment to Salisbury Bancorp, Inc.’s Certificate of Incorporation to increase authorized common stock from 5,000,000 shares to 10,000,000 shares (referred to as the “Certificate of Amendment Proposal”).

3. Ratification of the appointment of Baker Newman & Noyes, P.A., LLC as independent auditors for Salisbury Bancorp, Inc. for the fiscal year ending December 31, 2022.

4. Approval, by non-binding advisory vote, of the compensation of Named Executive Officers.

5. Any other business properly brought before the meeting and any adjournment(s) thereof. The Board of Directors is not aware of any other such business.

Your vote is very important to us and we request that you vote your shares, regardless of the number of shares you own. If you hold your shares in registered form, you have the choice of voting your shares via the internet, toll-free telephone call, or by completing, signing and returning the enclosed proxy card for which a postage-prepaid return envelope is provided. If your shares are held in the name of a broker, bank or other holder of record, you must vote in the manner directed by such holder.

Directions to Salisbury Bank’s Operations Center may be obtained by writing to Shelly L. Humeston, Secretary, Salisbury Bank and Trust Company, 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039-1868, by email at shumeston@salisburybank.com or by calling 1.860.453.3432 or toll-free at 1.800.222.9801.

BY ORDER OF THE BOARD OF DIRECTORS OF

SALISBURY BANCORP, INC.

Shelly L. Humeston

Secretary

April 8, 2022

Lakeville, Connecticut

Whether or not you plan to attend the Annual Meeting, we encourage you to vote as promptly as possible via the internet, telephone, or by completing, signing and returning the enclosed proxy card. If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting. A Shareholder may also revoke a proxy at any time before it is voted at the Annual Meeting by giving notice, in writing, to Shelly L. Humeston, Secretary, 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039-1868. The presence of a Shareholder at the Annual Meeting will not automatically revoke that Shareholder’s proxy.

Salisbury intends to hold the Annual Meeting in person. However, Salisbury is actively monitoring the coronavirus (COVID-19) situation, and we are sensitive to public health and concerns our Shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person or at Salisbury Bank’s Operations Center, we will announce alternative arrangements as promptly as practicable. Please monitor Salisbury’s website at salisburybank.com for updated information. If you are planning to attend the Annual Meeting, please check the website prior to the Annual Meeting.

5 BISSELL STREET

P.O. BOX 1868

LAKEVILLE, CONNECTICUT 06039-1868

1.860.435.9801

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2022

INTRODUCTION

The enclosed proxy card is solicited by the Board of Directors (the “Board of Directors”) of Salisbury Bancorp, Inc. (“Salisbury”), for use at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 18, 2022, at 4:00 p.m. EDST, at Salisbury Bank’s Operations Center, 33 Bissell Street, Lakeville, Connecticut 06039, and at any and all adjournment(s) thereof. Any Proxy given may be revoked at any time before it is actually voted on any matter in accordance with the procedures set forth on the Notice of Annual Meeting. This Proxy Statement and the enclosed proxy card are first being mailed to Shareholders (the “Shareholders”) of record as of the close of business on March 16, 2022 beginning on or about April 8, 2022. Your vote is important. Please vote your proxy promptly so your shares can be represented.

The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by Salisbury. In addition, proxies may be solicited by directors, officers and employees of Salisbury and Salisbury Bank and Trust Company (the “Bank”) personally by telephone or other means. Salisbury will reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable and actual costs in sending the proxy materials to the beneficial owners of Salisbury’s common stock (the “Common Stock”).

VOTING, QUORUM AND VOTES REQUIRED

The Board of Directors has fixed the close of business on March 16, 2022 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 2,876,047 shares of Salisbury’s Common Stock (par value $0.10 per share) were outstanding and entitled to vote and held by approximately 2,388 Shareholders of Record. Each share of Common Stock is entitled to one vote on all matters to be presented at the Annual Meeting. Votes withheld and abstentions are not treated as having voted on any proposal and are counted only for purposes of determining whether a quorum is present at the Annual Meeting.

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of Salisbury and its shareholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees, “FOR” the Certificate of Amendment Proposal, and “FOR” each other matter to be considered.

If the enclosed proxy card is properly executed and received by Salisbury in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” all the Nominees in Proposal 1and “FOR” Proposals 2, 3, and 4, in accordance with the determination of a majority of the Board of Directors as to other matters discussed in this Proxy Statement. As of the date of this Proxy Statement, the Board of Directors and Management do not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting.

If your shares are in a brokerage or fiduciary account (in “street name”), your broker or bank will send you a voting instruction form instead of a proxy card. Please follow the instructions on such form to instruct your broker, bank or other holder of record how to vote your shares.

Please note that brokers, banks and other holders of record holding your shares in street name may not vote such shares on “non-routine” matters such as the election of directors unless they have received voting instructions from the beneficial owner. When instructions are not received, a “broker non-vote” occurs. Broker non-votes are not treated as having voted on any proposal and are counted only for purposes of determining whether a quorum is present at the Annual Meeting. If you wish to attend the Annual Meeting and vote your street name shares in person, you must follow the instructions on the voting instruction form to obtain a legal proxy from your broker, bank or other holder of record. Alternatively, you may vote by telephone or via the internet as instructed by your broker or bank, if applicable.

The presence at the Annual Meeting or by properly executed proxy of the holders of a majority of Salisbury’s outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. Approval of the Certificate of Amendment Proposal and the ratification of the appointment of Baker, Newman & Noyes, P.A., LLC as Salisbury’s independent auditors for the year ending December 31, 2022 are each determined by a majority of the votes cast. As to the advisory, non-binding resolution with respect to executive compensation as described in this Proxy Statement, a shareholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution.

If you participate in the Salisbury Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the ESOP that reflects all shares of Salisbury allocated to your account that you may direct the trustee of the ESOP to vote on your behalf. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Salisbury Common Stock allocated to the participant’s account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all allocated shares for which it has received voting instructions in accordance with such instructions and will vote all shares for which a participant has marked the vote authorization form to “ABSTAIN” and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your ESOP vote is 11:59 p.m. EDST Wednesday, May 11, 2022.

VOTING METHODS

Via the Internet

If you wish to vote via the internet, go to www.proxyvote.com and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available 24 hours a day, 7 days a week, up until 11:59 p.m. EDST, on May 17, 2022.

By Telephone

If you wish to vote by telephone, call toll-free 1.800.690.6903 and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available 24 hours a day, 7 days a week, up until 11:59 p.m. EDST, on May 17, 2022.

By Mail

You can also vote by completing, dating and signing your proxy card exactly as your name appears on the proxy card and returning it by mail in the postage-paid envelope provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting via the internet or by telephone.

At the Annual Meeting

Whether you are a Shareholder of record or your shares are held in street name, you may vote your shares at the Annual Meeting if you attend in person. If you own shares held in street name and you intend to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.

Even if you plan to attend the Annual Meeting, we encourage you to vote via the internet or by telephone prior to the meeting. It is fast and convenient, and your vote is recorded and confirmed immediately.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2022

This Notice, the Proxy Statement, Salisbury’s 2021 Annual Report, and the Proxy Card or voting instruction form are available, free of charge, at salisburybank.com.

The information found on, or otherwise accessible through, Salisbury’s website is not incorporated by reference hereto, and is not otherwise a part of, this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth certain information as of March 16, 2022 regarding the number of shares of Common Stock beneficially owned by each Director, Nominee for Director, and Named Executive Officer (“NEO”) of Salisbury, and by all Directors, Nominees for Director, and Executive Officers of Salisbury as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)(2)
Peter Albero	10,090(3)	*
George E. Banta	106,265 (4)	3.69
Arthur J. Bassin	16,891 (5)	*
Richard J. Cantele, Jr.	34,174 (6)	1.18
John M. Davies	16,553(7)	*
David B. Farrell	7,505	*
Paul S. Hoffner	14,076	*
Nancy F. Humphreys	8,292 (8)	*
Holly J. Nelson	5,520 (9)	*
Neila B. Radin	1,120(10)	*
Grace E. Schalkwyk	1,928	*
All Directors, Nominees for Director, and Executive Officers of Salisbury as a group of seventeen (17) persons	252,941	8.79

* Percent ownership is less than 1%.

(1)	The shareholdings include, in certain cases, shares owned by or in trust for a director’s spouse and/or children or grandchildren, and in which all beneficial interest has been disclaimed by the director. The shareholdings also include shares that the director has the right to acquire within sixty (60) days of March 16, 2022 by the exercise of any right or option. The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the right to dispose or direct the disposition of the shares) with respect to such security.
(2)	Percentages are based upon the 2,876,047 shares of Salisbury’s Common Stock outstanding and entitled to vote on March 16, 2022.
(3)	Mr. Albero is a NEO of Salisbury. Includes 6,150 shares of restricted stock (1,300 shares granted 5/31/19, 1,500 shares granted 5/29/20, 1,600 shares granted 5/19/21, and 1,750 shares granted 2/28/22) in accordance with the 2017 Long Term Incentive Plan of Salisbury Bancorp, Inc., which shares fully vest on the third anniversary of the grant date, and 399 shares allocated to Mr. Albero pursuant to Salisbury’s Employee Stock Ownership Plan.
(4)	Includes 30,981 shares held in Banta Food Co., Inc. Profit Sharing Plan of which Mr. Banta is the President, for which shares Mr. Banta disclaims beneficial ownership. Includes 35,267 shares owned by George E. Banta’s spouse.
(5)	Includes 13,791 shares owned by the Arthur J. Bassin and Susan B. Bassin Revocable Agreement of Trust.
(6)	Mr. Cantele is a NEO of Salisbury. Includes 16,664 shares owned jointly by Richard J. Cantele, Jr. and his spouse, 6 shares owned by Richard J. Cantele, Jr. as custodian for his daughter, 10,600 shares of restricted stock (2,500 shares granted 5/31/19, 2,500 shares granted 5/29/20, 2,800 shares granted 5/19/21, and 2,800 shares granted 2/28/22) in accordance with the 2017 Long Term Incentive Plan of Salisbury Bancorp, Inc. which shares fully vest on the third anniversary of the grant date, and 1,874 shares allocated to Mr. Cantele pursuant to Salisbury’s Employee Stock Ownership Plan.
(7)	Mr. Davies is a NEO of Salisbury. Includes 4,650 shares of restricted stock (1,250 shares granted 5/31/19, 1,000 shares granted 5/29/20, 1,200 shares granted 5/19/21, and 1,200 shares granted 2/28/22) in accordance with the 2017 Long Term Incentive Plan of Salisbury Bancorp, Inc. which shares fully vest on the third anniversary of the grant date, and 1,328 shares allocated to Mr. Davies pursuant to Salisbury’s Employee Stock Ownership Plan.
(8)	Includes 4,102 shares owned jointly by Nancy F. Humphreys and her spouse. Mrs. Humphreys is retiring from the Board on May 18, 2022.
(9)	Includes 9 shares owned by Holly J. Nelson as guardian for a minor child.
(10)	Includes 520 shares owned by the Neila Radin 2009 Revocable Trust.

Security Ownership of Certain Beneficial Owners (Principal Shareholders)

Persons and groups who beneficially own more than five percent (5%) of Salisbury’s common stock are required to file certain reports with the Securities and Exchange Commission (“SEC”). Management is not aware of any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who beneficially owns more than 5% of Salisbury’s Common Stock (a “Principal Shareholder”) as of the Record Date (March 16, 2022) except as set forth in the table below:

Name and Address of Beneficial Owner(2)	Amount and Nature of Beneficial Ownership	Percentage of Common Shares Outstanding(1)
FJ Capital Management LLC 7901 Jones Branch Dr., Ste. 210 McLean, VA 22102	182,949	6.36%

(1) Percentages are based upon the 2,876,047 shares of Salisbury’s Common Stock outstanding and entitled to vote on March 16, 2022.

(2) Based on information as of December 31, 2021, obtained from a Schedule 13G filed with the SEC on or about February 8, 2022, by FJ Capital Management LLC. FJ Capital Management LLC reported in its Schedule 13G that it has shared voting power and shared dispositive power over 182,949 shares (6.36%) which consist of 174,096 shares (6.05%) held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member and has shared voting power and shared dispositive power, and 8,853 shares held by a separate managed account of which FJ Capital Management LLC is the managing member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in FJ Capital Management LLC’s Schedule 13G.

Executive Officers

The following table sets forth information regarding the executive officers of Salisbury, and the executive officers of the Bank who are deemed executive officers of Salisbury pursuant to Rule 3b-7 of the Exchange Act, followed by certain biographical information as of December 31, 2021. Executive Officers are generally appointed by the Board each year following the Annual Meeting.

Name	Position	Age	Years of Service
Peter Albero(1)	Executive Vice President and Chief Financial Officer of Salisbury and the Bank	57	4
Carla L. Balesano(2)	Executive Vice President and Chief Credit Officer of the Bank	67	1
Richard J. Cantele, Jr.(3)	President and Chief Executive Officer of Salisbury and the Bank	62	40
Todd M. Clinton(4)	Executive Vice President and Chief Risk Officer of the Bank	60	35
John M. Davies(5)	President of NY Region and Chief Lending Officer of the Bank	59	7
Steven M. Essex(6)	Executive Vice President and Head of Salisbury Bank Wealth Advisory	52	12
Amy D. Raymond(7)	Executive Vice President and Chief Retail Banking Officer of the Bank	50	20
Elizabeth A. Summerville(8)	Executive Vice President and Chief Retail and Loan Operations Officer of the Bank	62	18

(1)	Mr. Albero was appointed Executive Vice President and Chief Financial Officer of Salisbury and the Bank on October 20, 2017. Mr. Albero holds a BS in Accounting and Finance from Manhattan College and an MBA from New York University. He is a Certified Public Accountant with more than 20 years of accounting management. He previously served as Director, Financial Services Advisory Practice at PricewaterhouseCoopers LLP, New York, NY since September 2015. Prior to that, Mr. Albero spent 27 years at Morgan Stanley, New York, NY most recently serving as Managing Director, Head of SEC Reporting and Disclosure from June 2014 to July 2015. He served as Managing Director, Head of Regulatory Reporting from September 2012 to May 2014 and prior to that, as Managing Director, Head of Corporate Reporting and Analysis from December 2007 to August 2012.

(2)	Ms. Balesano was appointed Executive Vice President and Chief Credit Officer of the Bank on July 27, 2020. She previously served as SVP, Syndicated Lending at Liberty Bank. Prior to that, she was an Executive Credit Officer and Head of Corporate Loan Strategies at Peoples United Bank, and Managing Senior Credit Officer at TD Bank, where she was responsible for the leadership and management of a team of credit officers overseeing and managing commercial and corporate banking credit activities. She has also held senior credit positions at Webster Bank and Bank of America. Ms. Balesano received her AD from Manchester Community College, has completed numerous professional development courses with RMA, and has continued her education at the University of Connecticut.
(3)	Mr. Cantele has been a director of Salisbury and the Bank since 2005. Mr. Cantele graduated from Fairfield University in 1981 with a Bachelor of Science degree in Finance; and graduated from the Stonier Graduate School of Banking in 1997. Mr. Cantele became President and Chief Executive Officer of Salisbury and the Bank in 2009, prior to which he served as President and Chief Operating Officer of Salisbury and the Bank since 2005. Mr. Cantele has been an executive officer of Salisbury since 2001 and of the Bank since 1989, serving as Executive Vice President, Treasurer and Chief Operating Officer of the Bank and Salisbury and Secretary of Salisbury.

(4)	Mr. Clinton joined the Bank in 1987. He was named Executive Vice President and Chief Risk Officer in May of 2014. Prior to that, he served as Senior Vice President, Chief Technology and Compliance Officer of the Bank since June of 2002. Mr. Clinton served as Operations Officer of the Bank from September of 1997 to June of 2002. He is a graduate of the Connecticut School of Finance and Management and the ABA Compliance Management School and has more than 35 years of experience in community banking.
(5)	Mr. Davies joined the Bank as President of the New York Region in December of 2014 and subsequently assumed the additional responsibility of Chief Lending Officer. Prior to that, Mr. Davies served as President and Chief Executive Officer of Riverside Bank for three years and served as Executive Vice President of Riverside Bank prior to that. He is a graduate of Pace University with an MBA in Business Administration and has more than 25 years of commercial lending experience.
(6)	Mr. Essex joined the Bank in 2009 as Vice President, Trust Officer. In January of 2014 he assumed responsibility as Interim Head of the Trust Wealth Advisory Department. In June of 2014, he was promoted to Senior Vice President, Head of Trust Wealth Advisory Services, and in May 2016 he was promoted to Executive Vice President, Head of Trust Wealth Advisory Services. Mr. Essex is a graduate of the University of Connecticut with a Bachelor’s degree in Economics. He has more than 20 years of experience in high net worth relationship management, business development, and financial and estate planning.

(7)	Mrs. Raymond joined the Bank in June of 2001 as Special Projects Coordinator. She has held a number of different positions within the Bank since that time, including Branch Manager, Mortgage Processor, and Sales Manager for Mortgage Originations. In May of 2006 she was promoted to Assistant Vice President, Mortgage Origination. In May of 2007 she was promoted to Vice President, Mortgage Origination. In May of 2014 she was promoted to Senior Vice President, Retail Lending and CRA Officer. In April of 2015 she was named Senior Vice President, Retail and Commercial Operations Manager, CRA Officer. Mrs. Raymond was named Executive Vice President and Chief Retail Banking Officer in February of 2019. She holds a BS in Business Management from the University of New Haven. She has more than 20 years of experience in community banking.
(8)	Mrs. Summerville joined the Bank in November of 2003 as Vice President, Special Projects. In January of 2007, she was named Senior Vice President, Retail Banking. Mrs. Summerville was named Executive Vice President, Chief Retail Officer in May of 2014. In February of 2019, she was named Executive Vice President, Chief Retail and Loan Operations Officer. Mrs. Summerville is a graduate of the ABA Compliance Management School, the New England School of Banking, and has received her AIB Applied Banking Certificate. She has more than 45 years of banking experience.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board regularly evaluates its size and structure to ensure it is appropriate to best serve Salisbury and the best interests of its Shareholders. Salisbury’s Bylaws provide that the number of directors shall be fixed from time to time by the Board of Directors. The Board of Directors has set the number of directors following the Annual Meeting at eight (8). The Board of Directors of Salisbury is divided into three (3) classes as nearly equal in number as possible. Classes of directors serve for staggered three (3) year terms. A successor class is elected at each Annual Meeting of Shareholders when the terms of the members of that class expire. Vacant directorships may be filled, until the next meeting at which directors are elected, by the vote of a majority of the directors then in office.

On February 23, 2022, Director Nancy F. Humphreys notified the Boards of Directors of Salisbury and the Bank of her intent to retire and not stand for re-election as a director, effective as of May 18, 2022, the date of Salisbury’s 2022 Annual Meeting of Shareholders. Mrs. Humphreys’ retirement is not the result of any disagreement with Salisbury on any matter relating to Salisbury’s operations, policies or practices.

Shareholders are being asked to elect the two (2) nominees listed below to the Board of Directors of Salisbury for the terms set forth below. A plurality of votes cast in favor is necessary for the election of directors by Shareholders. If you sign, date and return your proxy card but do not vote for a nominee, your shares will be voted “FOR” that nominee. If you indicate “withhold” for any nominee on your proxy card, your vote will count neither “FOR” nor “AGAINST” the nominee. Unless otherwise directed, the proxies will be voted “FOR” such nominees.

Directors and Nominees for Election for a Three Year Term

The following individual has been nominated to serve for a three (3) year term: Neila B. Radin. Ms. Radin is presently a member of the Board of Directors.

Directors and Nominees for Election for a One Year Term

The following individual has been nominated to serve for a one (1) year term: David B. Farrell. Mr. Farrell is presently a member of the Board of Directors.

The following table sets forth certain information, as of March 16, 2022, with respect to Salisbury’s directors.

Nominees for election for terms expiring in 2025
Name	Age	Position	Director Since
Neila B. Radin	68	Director	2019

Nominees for election for terms expiring in 2023
Name	Age	Position	Director Since
David B. Farrell	66	Director	2012

Continuing directors whose terms expire in 2023
Name	Age	Position	Director Since
George E. Banta	86	Director	2014
Richard J. Cantele, Jr.	62	President, Chief Executive Officer, Director	2005
Grace E. Schalkwyk	66	Director	2019

Continuing directors whose terms expire in 2024
Name	Age	Position	Director Since
Arthur J. Bassin	77	Director	2010
Paul S. Hoffner	57	Director	2021
Holly J. Nelson	68	Director	1998

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT ONE (1) NOMINEE TO THE BOARD OF DIRECTORS FOR A TERM OF THREE (3) YEARS AND TO ELECT ONE (1) NOMINEE FOR A TERM OF ONE (1) YEAR. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY THE SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

Information about Salisbury’s Directors

The Board of Directors is composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable the Board of Directors to meet the needs of Salisbury’s governance principles and make a positive impact on the Bank’s business and the communities served by the Bank. In particular, the Board of Directors consists of a group of individuals who collectively bring a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, and are able to read and understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of Salisbury. Each of the director’s previous experience, analytical aptitude and leadership provide Salisbury with a wealth of knowledge from which it may draw. In addition, members of the Board of Directors are active in, and knowledgeable about, the credit and banking needs of its customers and the local communities in which Salisbury and the Bank operate. Salisbury believes these individuals possess valuable skills and attributes for service as a director of Salisbury and the Bank and that their local knowledge and experience assists Salisbury in serving its customers, the community, and shareholders.

One of Salisbury’s directors serves on the boards of directors of other public companies. Ms. Schalkwyk is a Director of Exchange Income Corporation, which is headquartered in Winnipeg, Canada and is a diversified acquisition-oriented corporation focused on opportunities in aerospace and aviation services and equipment, and manufacturing.

At this time, the Board knows of no reason why the nominees would be unable to serve if elected.

The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board of Directors to determine that the person should serve as a director. Each existing director is also a director of the Bank.

Board Nominees for Terms Ending in 2025

Neila B. Radin has been a director of the Bank and Salisbury since November, 2019. Ms. Radin is a graduate of New York University, B.A. (magna cum laude) and the Harvard Law School, J.D. She previously served as Chair of the Securities Law Committee and President of the New York Chapter of the Society of Corporate Secretaries & Governance Professionals. Ms. Radin is a recently retired Managing Director and Associate General Counsel of JPMorgan Chase & Co. (JPMC). Prior to her retirement, she served as advisor to the general counsel of JPMC on special projects. Prior to that, for more than twenty years, she was JPMC’s General Counsel of Corporate Law with legal responsibility for corporate law, corporate finance, mergers and acquisitions, private equity, strategic investments, corporate securities issuances and funding, investor relations, and disclosure issues affecting the company. Ms. Radin has been previously associated with Simpson Thacher & Bartlett and Reboul, MacMurray, Hewitt, Maynard & Kristol (now combined with Ropes & Gray LLP). Ms. Radin’s education, experience, and legal background provides valuable insight into financial services and corporate governance matters.

Board Nominees for Terms Ending in 2023

David B. Farrell has been a director of the Bank and Salisbury since June, 2012. Mr. Farrell was elected Chairman of the Board in May of 2019. Mr. Farrell graduated from St. Bonaventure University, cum laude, in 1977 with a B.S. degree in Business and Accounting. He was formerly employed by Coopers and Lybrand and was a Certified Public Accountant in New York State. Mr. Farrell is the Chief Executive Officer of Welle Training, Inc., an organization providing behavioral safety management to the healthcare industry. Mr. Farrell is also Chief Executive Officer and Founder of Farrell & Company, LLC, a management consulting firm. Mr. Farrell previously served as President and Chief Executive Officer and member of the board of directors of Bob’s Stores (1999-2008), a Division of The TJX Companies, Inc. He previously served as an officer and director of Berkshire Hills Bancorp (2005-2009). Mr. Farrell’s education and experience in the retail and financial services industries as well as his prior experience as a director of another financial institution provides valuable knowledge and insight to Salisbury and the Bank. In particular, his extensive background in accounting and financial oversight provides a unique set of skills to the Board. Mr. Farrell qualifies as a “financial expert” as defined by federal securities laws.

Continuing Directors with Terms Ending in 2023

George E. Banta has been a director of the Bank and Salisbury since 2014. Mr. Banta is a graduate of Cornell University, School of Hotel Administration and has over 50 years of experience in the restaurant, hotel, and real estate businesses. Mr. Banta owns the Beekman Arms Inn in Rhinebeck, New York, and serves as President of Banta Properties, Inc., which owns and operates 5 restaurants. Mr. Banta is also President of Banta Motel Co. Inc., which owns and operates 20 franchise hotels in New York, Connecticut, Pennsylvania, and New Jersey. He is also a partner in several real estate holdings. Mr. Banta’s expansive knowledge of real estate and related business experience are valuable to the Board’s overall capabilities.

Richard J. Cantele, Jr., the President and Chief Executive Officer of Salisbury and the Bank, has been a director of Salisbury and the Bank since 2005. Mr. Cantele graduated from Fairfield University in 1981 with a Bachelor of Science degree in Finance, and graduated from the Stonier Graduate School of Banking in 1997. Mr. Cantele became President and Chief Executive Officer of Salisbury and the Bank in 2009, prior to which he served as President and Chief Operating Officer of Salisbury and the Bank since 2005. Mr. Cantele has been an executive officer of Salisbury since 2001 and the Bank since 1989, serving as Executive Vice President, Treasurer and Chief Operating Officer of the Bank and Salisbury and Secretary of Salisbury. He became a director of Sharon Hospital in 2017 and President of the Sharon Hospital Board in January of 2020. Mr. Cantele’s positions as President and Chief Executive Officer along with his extensive years of service to Salisbury and the Bank provide him with thorough knowledge of the Bank and the markets which it serves.

Grace E. Schalkwyk has been a director of the Bank and Salisbury since November, 2019. Ms. Schalkwyk holds a Bachelor of Commerce (Finance) from University of British Columbia, with executive education from Columbia Business School and INSEAD. She holds the Board Leadership Fellow designation from the National Association of Corporate Directors (NACD). Ms. Schalkwyk is an advisor to fintech and other technology companies. Her prior experience includes positions with Standard & Poor’s, leading a global information business; Artnet AG as Chief Financial Officer; Reuters (now Refinitiv) in corporate development; and Credit Suisse in investment banking, advising clients on financings, strategic transactions, enhancing valuation, and investor engagement. Ms. Schalkwyk is active with NACD, Women Corporate Directors, cybersecurity events and fintech forums. She serves on the boards of Winnipeg, MB based Exchange Income Corp. and Lakeville, CT based Crescendo, Inc. Her past board service has included Signal Analytics (investment research), Women in New Media, and Canadian Society of New York. She qualifies as a “financial expert” as defined by federal securities laws. Ms. Schalkwyk’s extensive experience and skillset provides valuable insight in today’s complex and fast paced banking environment.

Continuing Directors with Terms Ending in 2024

Arthur J. Bassin has been a director of the Bank and Salisbury since June, 2010. Mr. Bassin served as an Artillery Officer in the U.S. Army from 1965 to 1967. He spent 25 years in consumer, commercial and mortgage banking at Citibank (1969-1983) and Dime Savings Bank of New York (1983-1992), followed by 10 years in private equity, most recently as President and Chief Executive Officer of TVData Technologies (1994-2001). Mr. Bassin earned his MBA from Harvard Business School in 1969 and his AB from Harvard College in 1965. He took office as Ancram Town Supervisor in January 2010. Mr. Bassin has served as a director on several boards and currently serves on the Boards of Cricket Hill Farm, Inc. and Cricket Hill Academy, Inc. He previously served on the Board of Amputee Coalition of America. Mr. Bassin also serves on the Ancram Town Board and the Columbia County Board of Supervisors. Mr. Bassin’s experience in board and community service, consumer, commercial and mortgage banking as well as in private equity, in addition to his demonstrated leadership skills, provides valuable insight and skills to Salisbury and the Bank.

Paul S. Hoffner has been a director of the Bank and Salisbury since May, 2021. Prior to that, he served as a member of the Riverside Division Advisory Board from 2015 to 2020 and Director of Riverside Bank from 2012 to 2014. Mr. Hoffner graduated from Tufts University with a Bachelor of Science in 1986 and earned his MBA from NYU’s Stern School of Business in 1988. He is President of John Herbert Company, a second-generation floor covering contractor based in Newburgh, NY. Mr. Hoffner joined such company in 1988, and 8 years later, he purchased it and began heading its business development effort, a role he is still in today. Mr. Hoffner serves on several philanthropic boards, and his primary interests are providing scholarships for local, less advantaged youth, tackling housing insecurity, poverty alleviation, and financial literacy. Mr. Hoffner has developed an extensive network of relationships in various communities that Salisbury serves which, combined with his education, leadership, and extensive business experience will serve to strengthen our Boards.

Holly J. Nelson has been a director of the Bank since 1995 and of Salisbury since 1998. Ms. Nelson graduated from Cornell University with a B.A. in 1979. She is Development and Events Coordinator for the Hotchkiss Library of Sharon and is a member of Iceland Adventure, LLC, a tour operator. Ms. Nelson has served in a board and leadership capacity for many organizations, including board member of the Berkshire Taconic Community Foundation and board member of the HousingUs affordable housing initiative. She has been involved in a variety of non-profit organizations in NY, CT, and MA, as well as public government positions in the Town of North East, New York. Ms. Nelson’s education, knowledge of marketing and non-profit organizations, and experience in successfully operating small businesses in the New York market area served by the Bank provides valuable perspective and leadership skills to the Board.

CORPORATE GOVERNANCE

Salisbury’s Board of Directors is committed to strong corporate governance practices to maximize Shareholder value while complying with legal requirements and safe and sound banking principles. Accordingly, the Board has adopted corporate governance practices, which, along with the rules and listing standards of the NASDAQ Equities Market (“NASDAQ”) and the regulations of the SEC, are periodically reviewed by Management and the Board.

Meetings and Committees of the Board of Directors

The Board of Directors met twelve (12) times during 2021. The Board’s committees include the Executive Committee, the Human Resource and Compensation Committee, the Nominating and Governance Committee, and the Audit Committee. The members of the committees are appointed by the Board of Directors at least annually. In addition to these committees, the Bank and Salisbury also maintain committees to oversee other areas of Salisbury’s operations.

During 2021, no director attended fewer than 75% of the aggregate of (1) the total number of meetings held by Salisbury’s Board of Directors during the period that the individual served; and (2) the total number of meetings held by all committees of Salisbury’s Board of Directors on which they served. Salisbury does not maintain a policy for directors’ attendance at Salisbury’s Annual Meetings of Shareholders, but encourages all directors to attend. As a result of the COVID-19 pandemic during 2021 and the restrictions on public gatherings, all of the directors of Salisbury attended Salisbury’s Annual Meeting of Shareholders on May 19, 2021 via WebEx with the exception of Mr. Cantele who attended in person.

Director Independence

The Board has determined that all directors are considered “independent” within the meaning of the independence standards of NASDAQ with the exception of Richard J. Cantele, Jr., who is an executive officer of Salisbury and the Bank. Mr. Cantele does not serve on any of Salisbury’s committees other than the Executive Committee. All members of the Nominating and Governance Committee, Human Resource and Compensation Committee and Audit Committee are “independent”. The Board based these determinations of independence primarily on a review of responses to Director Questionnaires regarding current and previous employment relationships as well as material transactions and relationships between Salisbury and Salisbury’s or the Bank’s directors, members of their immediate families, and entities in which directors have a significant interest.

Board Diversity

As a Smaller Reporting Company, Salisbury meets the diversity objectives of NASDAQ by including at least two female directors.

Board Diversity Matrix (as of March 16, 2022)
Total Number of Directors		9
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	4	5	0	0
Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Executive Committee

The Executive Committee has general supervision over the affairs of Salisbury between meetings of the Board of Directors. The current members of the Executive Committee are Richard J. Cantele, Jr., David B. Farrell (Chair), Neila B. Radin, and Grace E. Schalkwyk. The Executive Committee did not meet during 2021.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors in identifying and evaluating potential nominees for director and recommending qualified nominees to the Board for consideration; oversight of the annual evaluation process for the Board of Directors; and selecting director nominees to stand for election at Salisbury’s annual meetings of Shareholders. The Nominating and Governance Committee is also responsible for making recommendations to the Board of Directors relating to appropriate corporate governance matters, developments and practices. The Nominating and Governance Committee considers various factors and qualifications, in accordance with its Charter, Salisbury’s Bylaws and Certificate of Incorporation and applicable law. Its process for identifying and evaluating nominees for director has historically operated informally and without any differences in the manner in which it evaluates nominees recommended by Shareholders. The Nominating and Governance Committee is responsible for reviewing Shareholder nominations submitted to Salisbury. The Nominating and Governance Committee determines whether such nomination was submitted timely and whether it satisfies all applicable eligibility requirements before recommending appropriate action to the Board of Directors.

The Nominating and Governance Committee and the Board of Directors consider factors such as established age and tenure guidelines as well as those summarized below in evaluating director candidates, including any nominee submitted by Shareholders, and trust that Salisbury’s Bylaws, Nominating and Governance Committee Charter and the qualifications and considerations such as those enumerated below provide adequate guidance and flexibility in evaluating candidates. The Board of Directors has adopted a policy with regard to the consideration of diversity in identifying director nominees, and remains committed to diversity at the Board level as well as with regard to employees. An audit or monitoring of such policy is performed periodically to examine and evaluate the effectiveness of the policy, as well as compliance with relevant laws, regulations and/or best practices. Audits of the policy are performed by either internal audit or Salisbury’s Risk Management Department and are submitted to the Audit Committee for review. Salisbury’s Nominating and Governance Committee works to ensure that the Board is composed of individuals with expertise in fields relevant to Salisbury’s business, experience from different professions and industries, a diversity of age, ethnicity and gender and a range of tenures. This approach has proven beneficial given the complex and dynamic nature of the banking industry. The Nominating and Governance Committee considers a number of qualifications when identifying and recommending a director nominee, including whether the nominee would assist in achieving a mix of board members that represents a variety of background, experience and diversity. Salisbury has been a leader in Board diversity, particularly with respect to gender diversity, with four women serving on the Board, and diversity of professional experience.

Qualifications for director candidates include:

•	Sound business judgment and financial sophistication in order to understand Salisbury’s financial and operating performance and to provide strategic guidance to management.
•	Business management experience.
•	Integrity, commitment, honesty and objectivity.
•	A general familiarity with (i) prudent banking principles; (ii) bank operations/technology; (iii) pertinent laws, policies and regulations; (iv) markets and trends affecting the financial services industry; and (v) local economic and business opportunities.
•	Strong communication skills in order to function effectively with Salisbury’s constituencies.
•	A financial interest in Salisbury as a Shareholder. Generally, candidates should not have relationships with Salisbury or the Bank that would disqualify the candidate from being considered independent.
•	Generally, candidates should be involved in philanthropic, education, business or civic leadership positions.
•	Generally, candidates should assist in achieving a mix of board members that represents a variety of background, experience and diversity.
•	Generally, candidates should be familiar with the geographic areas served by Salisbury.
•	Candidates should evidence a willingness and commitment to devote sufficient time and energy to prepare for and attend Board of Director and committee meetings and to diligently perform the duties and responsibilities of service as a director.
•	Candidates should not have interests that conflict with those of Salisbury or the Bank.

Salisbury has not paid a fee to any third-party or parties to identify or assist in identifying or evaluating potential nominees. The Board of Directors and Nominating and Governance Committee do not discriminate on the basis of sex, race, color, gender, national origin, religion or disability in the evaluation of candidates. The Nominating and Governance Committee also recommends to the Board of Directors for its approval that directors serve as members of each committee, recommends corporate governance principles applicable to Salisbury, and oversees the annual evaluation process for the Board.

A copy of Salisbury’s Nominating and Governance Committee Charter is available on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “Governance Documents”.

Any Shareholder who wishes to recommend a nominee for director should send the required information, as set forth below and in Salisbury’s Bylaws, to the attention of the Secretary at Salisbury Bancorp, Inc., 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039-1868. Such nominations by a Shareholder shall be made only if such written notice of such Shareholder’s intent to make such nomination has been given to the Secretary not less than twenty (20) days and not more than sixty (60) days prior to the anniversary of the date on which Salisbury first mailed its proxy statement related to the annual meeting in the prior year.

Such Shareholder’s notice shall set forth (1) as to each person whom the Shareholder proposes to nominate for election as a Director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of Salisbury that are beneficially owned by such person, and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to applicable law and regulations (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (2) as to the Shareholder giving the notice, (a) the name and address, as they appear on Salisbury’s books, of such Shareholder, (b) the class and number of shares of Salisbury that are beneficially owned by such Shareholder, (c) representation that the Shareholder is a holder of record of Common Stock of Salisbury entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (d) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholder.

The current members of the Nominating and Governance Committee are George E. Banta, Arthur J. Bassin, David B. Farrell, Holly J. Nelson, and Neila B. Radin (Chair). All such members are “independent” in accordance with the independence standards of NASDAQ. The Nominating and Governance Committee met four (4) times during 2021. All nominees for directors at the 2022 Annual Meeting were nominated by the Nominating and Governance Committee and the Board of Directors.

Audit Committee

Salisbury’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act for the purpose of overseeing the accounting and financial reporting process of Salisbury and audits of the financial statements of Salisbury. Subject to the Audit Committee Charter, the Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the Shareholders, potential Shareholders and investment community relating to corporate accounting, reporting practices of Salisbury, and the quality and integrity of the financial reports of Salisbury. In so doing, it is the responsibility of the Audit Committee to appoint and oversee the independent auditors for Salisbury and to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of Salisbury.

The responsibilities of the Audit Committee are governed by Salisbury’s Audit Committee Charter, which was adopted by Salisbury’s Board of Directors. Its current members are David B. Farrell, Paul S. Hoffner, Nancy F. Humphreys (who is retiring from the Board on May 18, 2022), Neila B. Radin, and Grace E. Schalkwyk (Chair). The Audit Committee formally met eight (8) times during 2021. Each of the members of the Audit Committee is an “independent director” in accordance with the independence standards of NASDAQ. The Board of Directors has determined that David B. Farrell and Grace E. Schalkwyk each qualify as an “audit committee financial expert” as such term is defined by federal securities laws and regulations. Additionally, the Board of Directors are of the opinion that the members of the Audit Committee bring diverse educational, business and professional experience that is beneficial to the Audit Committee function of Salisbury and the Bank and enables the Audit Committee to fulfill its responsibility.

A copy of Salisbury’s Audit Committee Charter is available on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “Governance Documents”.

Compensation Committee

The Human Resource and Compensation Committee (the “Compensation Committee”) is currently comprised of the following members of the Board of Directors, all of whom are considered “independent” pursuant to the independence standards of NASDAQ: George E. Banta, Arthur J. Bassin (Chair), David B. Farrell, Paul S. Hoffner, and Neila B. Radin. The Compensation Committee met eight (8) times during 2021.

A copy of Salisbury’s Human Resource and Compensation Committee Charter, which the Compensation Committee and the Board of Directors review and assess at least annually, is available on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “Governance Documents”.

The role and responsibilities of the Compensation Committee as well as discussion of the Compensation Committee processes and procedures, including its use of independent compensation consultants and the role of executive officers in determining or recommending the amount or form of executive and director compensation, are further described below under “Compensation Discussion and Analysis.”

Compensation Committee Report

February 23, 2022. The Compensation Committee performs various functions related to compensation, which is described more fully below. The Compensation Committee has reviewed and discussed with management the section below entitled “Compensation Discussion and Analysis.” Based on this discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in Salisbury’s Proxy Statement relating to its 2022 Annual Meeting.

Submitted by: George E. Banta, Arthur J. Bassin (Chair), David B. Farrell, Paul S. Hoffner, and Neila B. Radin.

Compensation Committee Interlocks and Insider Participation

No current or former executive officer or other employee of Salisbury or the Bank served on the Compensation Committee in 2021. No executive officer of Salisbury served on the Compensation Committee or the board of directors of any other entity during 2021 that had one of its executive officers serving on the Compensation Committee or the Board of Salisbury or the Bank. No member of the Compensation Committee of Salisbury had any relationship with Salisbury or the Bank since January 1, 2021 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

Human Capital

Diversity, Equity and Inclusion (“DEI”)

Salisbury understands that our human capital is the most valuable asset we have, and we are committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion. During 2021, the Bank developed a DEI Plan and Policy to cultivate and implement strategies to nurture a culture where talented and committed individuals can thrive. We established a DEI Council comprised of a cross section of employees and senior level management whose responsibilities include, but are not limited to, creating opportunities for employees to meaningfully engage with leadership; providing feedback and insight to executive management in support of current and future workforce needs; review of policies, procedures and processes that may impact DEI efforts; engagement with the communities we serve to promote a greater understanding and respect for diversity; and maintaining a work environment which embraces a variety of employee characteristics. All employees and directors are required to complete annual diversity awareness training. The Board of Directors is committed to diversity at the Board level and currently meets the diversity standards of NASDAQ.

Talent

Salisbury has been successful in attracting, developing and retaining qualified and competent staff. Our longest tenured employee retired in 2021 after 43 years with the Bank and our CEO has been with the Bank in a variety of capacities for 41 years. There are many factors that contribute to this success, including internships, tuition reimbursement, career pathing and customized development plans, a variety of training and professional development opportunities, internal job postings, transfer and promotion opportunities, and a comprehensive Leadership Development Program instituted in 2019. Our workforce turnover rates have historically been lower than our compensation peer group average.

Employee Compensation and Benefits

The bank maintains a comprehensive employee benefit program providing, among other benefits, group medical, dental, and vision insurance, life insurance, disability insurance, a 401k plan, an employee stock ownership plan (“ESOP”), short and long-term incentive programs, paid time off including vacation days, personal days, and paid holidays, and employee recognition programs. The Compensation Committee reviews employee compensation and benefits against our compensation peer group annually.

Workplace Health and Safety

The COVID-19 pandemic presented ongoing challenges during 2021. The safety of our employees, customers and communities continues to be our top priority. Utilizing our Pandemic Planning Policy and Program, we have implemented proper protocols for safety and business continuity. During the pandemic, we maintained safe operations and approximately 50% of our staff are able to work remotely without disruption to our business. We continued to serve customers through our branch lobbies, drive-ups, ATMs, bank-by-appointment, and through the use of our mobile app and online banking services. Since the start of the pandemic, no employees have been furloughed or laid off, and no employee compensation was reduced. We have a Safety Committee comprised of employee representatives and senior managers who conduct routine safety inspections, provide safety training, and promote safe operations. We are proud of our historically low incident rate.

Culture Initiatives and Community Involvement

Our culture is extremely important to us and we seek to attract qualified individuals whose core values are aligned with that of the organization. During 2021, we conducted an employee engagement survey with an astounding 93% participation rate and an overall engagement index of 80%. Our staff value the people they work with, the flexible work arrangements, advancement opportunities and benefits. It also identified an opportunity to strengthen multi-directional communication and continue to demonstrate value, recognition and accountability. Salisbury has a longstanding commitment to supporting the communities we serve, and our staff remains actively engaged in volunteer activities through bank-sponsored events as well as a variety of community non-profits focused on education, economic development, the arts, and health and human services. They volunteered more than 4,600 hours at close to 100 local organizations. Additionally, the bank provided monetary support to more than 140 non-profits during 2021 and collected nearly 2,900 non-perishable food and household items that were donated directly to local community food pantries. Furthermore, the Bank has assisted hundreds of small businesses and their employees through the Paycheck Protection Program (“PPP”). In 2021, the Bank processed nearly $50 million of additional loan applications under the PPP bringing the total loan volume since the inception of this program to almost $150 million.

Succession Planning

The Bank has a robust succession planning process which includes detailed CEO, Board Chair, and Key Employee succession plans. The plans are updated regularly and are reviewed by senior management and the Board of Directors annually.

Pay Equity

Fair and equitable salary administration is predicated on having accurate salary ranges that reflect the relevant labor market. A comprehensive market analysis is conducted and reviewed annually to ensure that our pay is in line with that of our compensation peer group. In an effort to be transparent and educate our employees, they each receive a detailed report of their compensation and benefits annually which outlines their total compensation. The bank complies with Connecticut’s requirements for employers to disclose the wage range for vacant positions to both job applicants and existing employees.

Board Leadership Structure

The Board of Directors regularly reviews and assesses the effectiveness of its leadership structure and will implement any changes as it deems appropriate.

The leadership structure is comprised of a staggered board of directors, which includes the two separate individuals who serve as the Chairman, who is independent under the independence standards of NASDAQ, and the Chief Executive Officer, who also serves as President (and is, therefore, not considered independent as he is an officer of Salisbury). All other directors are independent under the independence standards of NASDAQ. David B. Farrell was elected Chairman of the Board of Salisbury and the Bank May 15, 2019.

Salisbury’s Bylaws provide that the Board shall elect from among its members a Chair of the Board, who shall preside at all Board meetings. If the Chair is an officer of Salisbury or the Bank, the Board shall elect an independent Presiding Director and shall by resolution set forth the duties and responsibilities of the Presiding Director. The Board will elect a Chair, and, if warranted, a Presiding Director, at Salisbury’s Organizational Meeting following the Annual Meeting of Shareholders.

The Board has set the number of directors following the Annual Meeting at eight (8). Salisbury has established responsibilities for the Chair and, if warranted, a Presiding Director, to ensure that the Board of Directors is adequately informed about the affairs of Salisbury and the Bank. Salisbury deems that this leadership structure ensures appropriate and effective governance of Salisbury and the Bank.

Consistent with applicable corporate governance guidelines and Salisbury’s Bylaws, the primary responsibilities of the Chair are to be responsible for the leadership of the board meetings, prepare the agenda and preside over meetings.

To assess effective independent oversight, the Board of Directors has adopted several governance practices, including regular executive sessions of independent directors and annual performance evaluations of the directors and the Chief Executive Officer by the independent directors. During 2021, the Board of Directors adopted a Board Chair Succession Plan which provides an appropriate framework to ensure that Salisbury is able to meet the changing needs of the organization; to think about recruitment and assessment of board members before they are needed; and to maintain/improve competencies of board members.

Salisbury recognizes that no single leadership model is appropriate for all companies at all times. The Board of Directors recognizes that, depending upon the circumstances, other leadership models might be appropriate at some point, and the Board of Directors periodically reviews its leadership structure in this regard.

Board Role in Risk Oversight

The Board oversees risks inherent to the business of banking by delegating oversight to certain Board committees, management committees and the Chief Executive Officer. Additionally, the Audit Committee monitors: (1) the effectiveness of Salisbury’s internal controls; (2) the integrity of its Consolidated Financial Statements; and (3) compliance with legal and regulatory requirements. In addition, the Audit Committee coordinates with the internal audit function and the independent registered public accountant.

At the monthly Board meetings, the Board receives the minutes from each Committee meeting and the Chair of each Committee reports on Committee actions. The Board also receives various reports from key members of senior management and regularly reviews and discusses these reports with senior managers. The Board reviews the policies and practices of Salisbury and the Bank on a regular basis. In addition, the Board reviews corporate strategies and objectives and evaluates business performance.

During times when there may be elevated levels of risk, such as those presented by the COVID-19 pandemic, the Board monitors the impact on the risk profile by regularly reviewing and monitoring management’s response and actions taken to mitigate risks, including financial and non-financial risks, business continuity, and human capital risks.

Code of Ethics

Salisbury has adopted a Code of Ethics and Conflicts of Interest Policy that applies to Salisbury’s directors, officers and employees, including Salisbury’s Principal Executive Officer and Principal Financial Officer. A copy of such Code of Ethics is available upon request, without charge, by writing to Shelly L. Humeston, Secretary, Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

Derivative Trading and Hedging

Salisbury has a policy that all of its directors, officers and other employees who possess material nonpublic information regarding Salisbury refrain from making any purchases, sales or recommendations relating to Salisbury. In addition, it is Salisbury’s policy that all directors, officers and employees shall not engage in any of the following activities with respect to Salisbury’s securities: (1) trade in Salisbury’s securities on a short-term basis; any security of Salisbury purchased by a director, officer or employee of Salisbury is to be held for investment rather than trading purposes (which generally means for a minimum of nine (9) months before sale, unless the security is subject to a forced sale which has been approved based upon a significant and unexpected change in the financial circumstances of the purchaser, such as the death or serious illness of a family member, or other substantial justification; (2) purchase Salisbury’s securities on margin; or (3) make any “short-sales” of Salisbury’s securities.

Board of Directors’ Communications with Shareholders

Salisbury’s Board of Directors does not have a formal process for Shareholders to send communications to the Board of Directors, however, the volume of such communications has historically been de minimus. Accordingly, the Board of Directors considers Salisbury’s informal process to be adequate to address the needs of Salisbury and its shareholders in this regard. Historically, such informal process has functioned as follows: any Shareholder communication is forwarded to the President and Chief Executive Officer for appropriate discussion by the Board of Directors and the formulation of an appropriate response. Shareholders may forward written communications to the Board of Directors by addressing such comments to the Board of Directors of Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

Audit Committee Report

March 4, 2022. The following is the report of the Audit Committee with respect to the audited financial statements for the fiscal year 2021. The Audit Committee has reviewed and discussed Salisbury’s audited financial statements for the fiscal year ended December 31, 2021 with management and has discussed the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, with Baker Newman & Noyes, P.A., LLC (“BNN”), Salisbury’s independent registered accounting firm.

The Audit Committee has received the written disclosures and the letter from BNN required by the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence, and has discussed BNN’s independence with respect to Salisbury with BNN.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Salisbury’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The foregoing Report of Salisbury’s Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A and 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Submitted by: David B. Farrell, Paul S. Hoffner, Nancy F. Humphreys (who is retiring from the Board on May 18, 2022), Neila B. Radin, and Grace E. Schalkwyk (Chair).

COMPENSATION DISCUSSION AND ANALYSIS

As a “Smaller Reporting Company”, we are not required to include a Compensation Discussion and Analysis (“CD&A”) under Item 402(b) of Regulation S-K. Nevertheless, we want our shareholders to fully understand our compensation policies and procedures so we have incorporated many, but not all, of the required disclosures of a full CD&A.

This section discusses Salisbury’s overall executive compensation philosophy, guidelines and programs for the fiscal year ended December 31, 2021. Salisbury’s executive compensation program and policies are designed to reward Salisbury’s executives based upon achievement of long and short-term goals while effectively managing risk. The following discussion explains the process, objectives and measurements used by the Compensation Committee in setting the compensation of Salisbury’s Named Executive Officers (also referred to herein as “NEOs”). For a full understanding of the information presented, please consider the following discussion together with the tables and its related narrative and footnotes below.

The following table lists Salisbury’s NEOs during the fiscal year ended December 31, 2021:

Name	Position with Salisbury During the Fiscal Year Ended December 31, 2021
Richard J. Cantele, Jr.	President and Chief Executive Officer of Salisbury and the Bank
John M. Davies	President of NY Region and Chief Lending Officer of the Bank
Peter Albero	Executive Vice President and Chief Financial Officer of Salisbury and the Bank

Executive Summary

The Board of Directors of Salisbury and the Compensation Committee are committed to a pay-for-performance philosophy. The executive team continues to take actions to improve profitability and ensure that Salisbury acts in a manner that preserves and enhances Shareholder value.

The Compensation Committee remains focused on maintaining pay/performance alignment and maintaining proportionality relative to our stakeholders. Using approved performance metrics and vehicles available through our 2017 Long Term Incentive Plan (as described in more detail below), the Compensation Committee is able to appropriately compensate executives and staff.

During 2021, the Compensation Committee evaluated incentive awards based on Salisbury’s performance against financial goals, performance relative to peers, and progress toward the achievement of other strategic and operational priorities. Salisbury’s performance remained strong throughout 2021 and even exceeded expectations. The 2021 awards were consistent with the Compensation Committee’s intent to reward and retain key employees for ensuring that, despite the uncertainties, Salisbury remains focused on strategies and goals that will enhance long-term value for all stakeholders.

The COVID-19 pandemic continues to evolve, and its effects remain uncertain. The Compensation Committee and the Board will continue to evaluate our compensation programs to ensure that they continue to serve the best interests of our company and our Shareholders.

2021 Executive Compensation Decisions

The Compensation Committee, working with an independent compensation consultant, establishes base salary and the target Short Term Incentive Plan (“STIP”) bonus opportunity levels for each NEO based on a review of Bank performance overall and on each NEO’s performance for the previous year against specific financial targets and individual qualitative goals. Base salary levels have been targeted at or near the average base salary compensation level of the peer group. If necessary and appropriate, market adjustments or equity awards are used to bring the NEOs up to peer group averages.  The Compensation Committee endeavors to maintain a balance between cash compensation and equity-based compensation and to balance short term incentives with longer term incentives.  In 2021, the Compensation Committee recommended, and the Board approved, an award to NEOs of 5,600 shares of restricted stock and 3,500 performance based restricted stock units in the aggregate.

Compensation Governance Practices

Salisbury has in place the following executive compensation best practices and policies, which promote sound compensation governance and are in the best interests of our Shareholders:

What We Do	What We Don’t Do
☑ Performance-based variable compensation through formal incentive programs	☒ No severance benefits exceeding 3x base salary and annual cash bonus
☑ Annual incentive plan risk assessments	☒ No guaranteed incentive payments
☑ Benchmarking against a relevant peer group	☒ No uncapped non-sales incentive plans
☑ Double trigger for change in control payments	☒ No significant/excessive perquisites
☑ Clawback policy	☒ No tax gross-ups
☑ Independent compensation consultant

Say-on-Pay Results

Salisbury holds an annual non-binding Shareholder advisory vote with respect to “say-on-pay”. Over 96% of Salisbury’s voting Shareholders approved the “say-on-pay” proposal concerning the compensation of Salisbury’s NEOs described in Salisbury’s annual meeting proxy statement for the year 2021. The Compensation Committee believes that Shareholders generally support Salisbury’s approach to executive compensation and will continue to consider the say-on-pay Shareholder voting results when making compensation decisions for NEOs.

Compensation Philosophy and Objectives

The compensation objectives of the Board of Directors and Compensation Committee begin with the premise that Salisbury’s success depends, in large part, on the dedication and commitment of the people Salisbury places in key management positions and on the incentives provided to such persons to successfully implement Salisbury’s business strategy and other corporate objectives. The overall objective of Salisbury’s compensation program is to maximize Shareholder value through the recruitment, retention and motivation of talented employees and officers (including NEOs as identified in the section titled “Executive Compensation” and the Summary Compensation Table below) of Salisbury. We recognize that the Bank operates in a competitive environment for talent. Therefore, Salisbury’s approach considers a full range of compensation elements that enable us to compare favorably with Salisbury’s peers as we seek to attract and retain key personnel.

The Compensation Committee pays particular attention to designing compensation plans that do not encourage Salisbury’s NEOs and other executive officers to take inappropriate or excessive risks. As such, Salisbury assesses its program annually from a risk perspective and seeks to implement the best practices in the industry.

The compensation program closely aligns total compensation with achievement of strategic and financial goals. It is Salisbury’s intention that a meaningful portion of total compensation should be tied to Shareholder return, thereby encouraging and rewarding NEOs and other executives for pursuing strategies that increase tangible book value and earnings per share over time. Accordingly, the 2017 Long Term Incentive Plan was approved by Shareholders at the Annual Meeting on May 17, 2017 in order to award restricted stock, stock options and other equity related awards to Salisbury’s officers, employees and directors to further align their interests with those of Salisbury’s Shareholders.

During 2021, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to review all elements of compensation for NEOs to ensure that the current compensation structure is consistent with the objectives outlined above. The Compensation Committee intends for total compensation to be commensurate with that of like institutions with similar performance.

The study conducted by Pearl Meyer determined that the CEOs total remuneration was at the 35th percentile of peers, which indicates a substantial gap in pay and is inconsistent with other executives who are paid at or near the peer/market 50th percentile. As a result of this comprehensive review, the Compensation Committee recommended, and the Board of Directors approved, an increase in CEO base salary to the market median and an increase in the annual incentive opportunity from 30% to 35% of base salary, which is aligned with the market median. The current long-term incentive opportunity at approximately 41% of base salary remains unchanged. The Compensation Committee and the Board of Directors reviewed the CEOs participation in a non-qualified deferred compensation plan, which allows for annual discretionary employer contributions based on a qualitative assessment of the CEOs performance and the financial performance of the Bank to provide more flexibility in the contribution, vesting, investment vehicles and distribution of payments. The Compensation Committee recommended, and the Board of Directors approved, stock ownership guidelines for the CEO at a minimum of three (3) times his base salary in Salisbury common stock. Additionally, the Pearl Meyer study concluded that target cash incentives for NEOs Albero and Davies, as a percent of salary, were five percentage points below prevailing market practice. The Compensation Committee recommended, and the Board of Directors approved, an increase in target cash incentives from 25% to 30%.

Role of the Compensation Committee

The Compensation Committee is currently comprised of five (5) members of the Board, each of whom is independent in accordance with the independence standards of NASDAQ. The Compensation Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee Charter can be found on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “Governance Documents”. The Compensation Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is responsible for reviewing Salisbury’s general compensation strategy, establishing salaries and reviewing benefit programs, including pensions and incentive compensation plans; and advising the Board of Directors and making recommendations with respect to such plans. In particular, the Compensation Committee reviews and approves Salisbury’s compensation strategies and objectives, reviews and approves executive officers’ compensation, administers incentive plans and reviews and makes recommendations to the Board regarding general employee pension benefit plans and other benefit plans on an as needed basis. The charter provides that compensation and benefit matters related to the Chief Executive Officer must also be approved by all outside (non-employee) members of Salisbury’s Board based on the evaluation of the CEO’s performance. Consistent with applicable law, the charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Salisbury strives for pay packages that are fair and equitable. In determining whether compensation of executive officers is fair, the Compensation Committee considers each component of compensation including salary and bonus, stock compensation, amounts to be received from any deferred compensation, severance, perquisites and benefits. In establishing levels of compensation, the Compensation Committee endeavors to take into consideration an individual’s performance, level of expertise, responsibilities, length of service, comparable levels of compensation paid to executives of other companies of comparable size and development within the industry, as well as the financial condition and performance of the Bank.

Role of Management

Certain members of the Bank’s executive team provide input to the Compensation Committee regarding compensation matters. In particular, officers who serve as a resource to the Compensation Committee include the President and Chief Executive Officer, the Chief Financial Officer, the Director of Human Resources, and the Corporate Secretary. As requested by the Compensation Committee from time to time, these officers provide input regarding employee compensation programs for employees other than themselves, present data and analysis to formulate recommendations regarding employee compensation, benefit plans, related insurance matters, and promotions. The Director of Human Resources provides the Compensation Committee with data for its consideration in setting the base salary for the NEOs. The Compensation Committee considers this input from management critical to ensuring that the Compensation Committee and its advisers have the data needed to make informed decisions with respect to Salisbury’s compensation programs and each NEO’s individual compensation.

No individual executive officer may participate in the review, discussion or decision of the Compensation Committee regarding their own compensation. Executive officers may participate in the review, discussion or decision of the Compensation Committee regarding other employee compensation, director compensation, benefit plans and promotions.

Interaction with the Compensation Consultant

As discussed above, in carrying out its duties, the Compensation Committee has the sole authority to retain, at Salisbury’s expense, and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee also has the authority to retain independent counsel and other advisors at Salisbury’s expense as needed. The consultants provide expertise and information about competitive trends in the industry. The consultants also provide survey data and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives based on a number of factors.

During 2021, the Compensation Committee engaged the services of Pearl Meyer as an objective third-party consultant to conduct services including review of the proposed compensation peer group for 2021 pay decisions, NEO compensation, Board compensation, and guidance with 2021 incentive plan payouts.

In conducting its review, the Compensation Committee also relied on other survey sources, including Pearl Meyer & Partners Northeast Bankers Salary Survey 2021 and S&P Global for proxy compensation data for NEOs for the approved compensation peer group.

Benchmarking of Compensation; Peer Group

The Compensation Committee periodically benchmarks compensation of executive officers and directors utilizing published industry surveys and publicly disclosed information from a peer group of publicly traded financial institutions. The last comprehensive competitive market assessment by Pearl Meyer was conducted in 2020, and on December 18, 2020, the Compensation Committee reviewed and approved a peer group of banks with publicly traded holding companies to assist the Compensation Committee in helping to assess competitive compensation as well as relative performance comparisons for short and long-term incentive opportunities for 2021. The peer group includes the following:

Holding Company Name	Bank Name
1st Constitution Bancorp	1st Constitution Bank
Bank of Princeton	The Bank of Princeton
Bankwell Financial Group, Inc.	Bankwell Bank
Chemung Financial Corp.	Chemung Canal Trust Company
Embassy Bancorp, Inc.	Embassy Bank (for the Lehigh Valley)
Emclaire Financial Corp.	Farmers National Bank of Emlenton
Evans Bancorp, Inc.	Evans Bank, N.A.
FNCB Bancorp, Inc.	FNCB Bank
Greene County Bancorp, Inc. (MHC)	The Bank of Greene County (MHC)
Norwood Financial Corp.	Wayne Bank
Parke Bancorp, Inc.	Parke Bank
Pathfinder Bancorp, Inc.	Pathfinder Bank
PCSB Financial Corp.	PCSB Bank
Provident Bancorp, Inc.	Provident Bank (MHC)
Prudential Bancorp, Inc.	Prudential Savings Bank
Rhinebeck Bancorp, Inc. (MHC)	Rhinebeck Bank
Union Bankshares, Inc.	Union Bank
Unity Bancorp, Inc.	Unity Bank
Western New England Bancorp, Inc.	Westfield Bank

Elements of Compensation

Salisbury’s compensation program with respect to its NEOs primarily consists of the following:

  Base salary, which is designed to provide a reasonable level of predictable income commensurate with the market standards for each executive position and to attract and retain executives with a proven track record of performance;
  Annual incentive compensation, which is based both on specified goals and benchmarks for individuals and the institution as a whole, as recommended by senior management and approved by the Compensation Committee;
  Long-term equity compensation, which aligns the interests of key employees with those of the Shareholders through the grant of restricted shares and stock options. A portion of our equity awards are performance-based and are intended to link financial outcome for key employees to performance that maximizes long-term Shareholder returns;
  Severance benefits payable pursuant to agreements between certain executive officers and Salisbury;
  Retirement benefits payable pursuant to Salisbury’s tax-qualified and non-qualified plans; and
  Other broad-based benefits consistent with industry practice, which are competitive in the market.

The following sections summarize the role of each component, how decisions are made and resulting decisions for the fiscal year ended December 31, 2021 as they relate to the NEOs.

Base Salaries. Base salary is designed to provide a reasonable level of predictable income commensurate with market standards for the position held, adjusted for specific responsibilities, individual experience and demonstrated performance. Base salaries are reviewed annually and adjusted from time to time to realign base salaries with market levels after considering various factors including:

•	Market data for peer institutions and direct competitors located in the Northeast region;
•	Internal review of the NEOs’ compensation, both individually and relative to other officers of Salisbury;
•	Qualification and experience of the executive;
•	Achievement of company-wide objectives; and
•	Financial condition and results of operations, including tax and accounting impact on Salisbury of the base salaries.

Details regarding base salary are included in the section below entitled “Executive Compensation” and the Summary Compensation Table in that section.

Short Term Incentive Plan (“STIP”). Salisbury maintains a STIP intended to motivate employees to attain desired objectives and to encourage teamwork and collaboration while aligning compensation with overall Bank performance. This STIP is a key element of the total compensation benefits provided to Salisbury’s NEOs and enables Salisbury to remain competitive with the market by providing the opportunity to receive meaningful cash incentives. The design of the STIP is intended to ensure that no benefits are paid to executives and other employees unless Bank performance goals are attained. If Salisbury’s performance goals are attained, the Compensation Committee then considers, with management’s input, whether to make awards under the STIP. The Compensation Committee reviews specific performance measures to determine participants’ payout amounts based upon recommendations made by management. The Compensation Committee believes that establishing specific performance measures for participants will enhance the ability of the STIP to encourage performance in those targeted areas. The Compensation Committee reviews the STIP each year and, if necessary, adjusts the specific performance metrics, goals and compensation opportunities based on business objectives.

For the fiscal year ended December 31, 2021, the Compensation Committee approved the following performance metrics for NEOs:

Performance Metric	Weighting
Earnings Per Share (“EPS”)	40%
Efficiency Ratio	20%
Return on Average Assets (“ROAA”)	40%

For fiscal year 2021, Salisbury’s annual target incentive ratios as a percentage of base salary and in dollars, as well as the actual incentive ratios as a percentage of base salary and in dollars for the NEOs, were as follows:

	Target STIP	Target STIP	Actual STIP	Actual STIP
Executive	(as a % of salary)	(in $)	(as a % of salary)	(in $)
Richard J. Cantele, Jr., President and Chief Executive Officer	35%	$182,000	43.05%	$223,860
John M. Davies, President of NY Region and Chief Lending Officer	30%	$78,680	36.90%	$96,776
Peter Albero, Executive Vice President and Chief Financial Officer	30%	$77,674	36.90%	$95,538

After reviewing 2021 financial performance, the Compensation Committee approved 2021 STIP awards as noted above. Salisbury’s earnings per share and return on average assets for fiscal year 2021 exceeded the performance targets, however, Salisbury’s actual efficiency ratio was slightly below target. Each of these financial targets was weighted as noted above when determining the actual STIP payout. Salisbury’s outperformance on two of the three financial metrics resulted in an actual STIP payout that exceeded the target payout.

Long Term Incentive Plan (“LTIP”). The goal of the Salisbury 2017 Long Term Incentive Plan (“2017 LTIP”) is to promote Salisbury’s growth and profitability, to provide certain employees, officers and directors with an incentive to achieve corporate objectives, to motivate, attract and retain individuals of outstanding competence, and to strengthen the mutuality of interests between such persons and Salisbury’s Shareholders.

On June 23, 2021, the Compensation Committee granted a total of 7,400 Performance Based Restricted Stock Units pursuant to the 2017 LTIP, including 3,500 units in the aggregate to NEOs. Mr. Cantele received 1,500 units, Mr. Davies received 1,000 units, and Mr. Albero received 1,000 units. The aggregate fair value of the units as of the grant date was determined to be $353,646 and the units vest three years from the grant date. Vesting of the Performance Based Restricted Stock Units are contingent upon achieving tangible book value (“TBV”) growth over the three-year measurement period. The threshold increase in TBV in order to receive an award is $7.00. No portion of the award will be earned if the increase in TBV at the end of the measurement period is less than $7.00. One hundred percent (100%) of the award (the “target payout”) will be earned if the increase in TBV for the measurement period is $9.00, and an award will be earned in excess of the target payout if growth in TBV exceeds $9.00. The actual number of restricted stock units earned will be scaled, based on actual performance over the measurement period versus the stated goals. Performance Based Restricted Stock Units are reported in the year granted and reflect the maximum possible valuation.

	Threshold	Target	Maximum
Executive	($7.00 or 75%)	($9.00 or 100%)	($13.00 or 150%)
Richard J. Cantele, Jr., President and Chief Executive Officer	1,125	1,500	2,250
John M. Davies, President of NY Region and Chief Lending Officer	750	1,000	1,500
Peter Albero, Executive Vice President and Chief Financial Officer	750	1,000	1,500

On January 19, 2021 the Compensation Committee granted 100 shares of restricted stock pursuant to the 2017 LTIP; and on May 19, 2021, the Compensation Committee granted a total of 16,550 shares, including 2,800 shares in the aggregate to non-employee directors and 5,600 shares in the aggregate to NEOs. Mr. Cantele received 2,800 shares, Mr. Davies received 1,200 shares, and Mr. Albero received 1,600 shares. The aggregate fair value of the stock as of the grant date was determined to be $3,899 and $746,405, respectively and the stock vests three years from the grant date.

Phantom Stock Appreciation Unit and Long Term Incentive Plan. Effective January 1, 2015, the Board of Directors adopted the 2015 Phantom Stock Appreciation Unit and Long Term Incentive Plan (the “Plan”) to promote the long-term financial success of Salisbury and the Bank, by providing a means to attract, retain and reward individuals who can and do contribute to such success and further align their interests with those of Salisbury’s Shareholders. A “Phantom Stock Appreciation Unit” represents the right to receive a cash payment on the determination date (i.e., the vesting date) equal to the positive difference between the strike price (which shall not be less than the tangible book value) on the grant date and the tangible book value of a share of Salisbury’s Common Stock on the determination date.

On January 19, 2018, the Compensation Committee granted a total of 53,500 Phantom Stock Appreciation Units pursuant to the Plan, including to Messrs. Cantele, Davies and Albero who received 10,000, 5,000, and 5,000 units respectively. The units vested on the third anniversary of the grant date, January 19, 2021. The tangible book value on the grant date was $30.44 and the tangible book value on the determination date was $39.46 resulting in a tangible book value appreciation of $9.02 or 177%. This resulted in a payout to Messrs. Cantele, Davies and Albero of $90,200, $45,100 and $45,100, respectively.

Management Agreements. Salisbury or the Bank has entered into various management agreements with its NEOs, including a severance agreement with Mr. Cantele, Salisbury’s President and Chief Executive Officer, a change in control agreement with Mr. Albero, Salisbury’s Executive Vice President and Chief Financial Officer, and a severance agreement with Mr. Davies, Salisbury’s President of the New York Region and Chief Lending Officer. Such agreements are designed to allow Salisbury to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Salisbury’s operations. In addition, it is the intent of the Compensation Committee to better align the interests of the executive with those of Salisbury’s Shareholders, and the Compensation Committee believes that these agreements allow executives to more objectively evaluate opportunities for Shareholders without causing undue personal financial conflicts. For a more detailed description of these agreements, please see the discussion following the Summary Compensation Table, below.

Broad-based Benefits. Salisbury or the Bank also provides Salisbury’s NEOs certain broad-based benefits available to all qualifying employees, including:

•	a defined contribution 401(k) retirement plan and discretionary profit-sharing plan;
•	an employee stock ownership plan;
•	medical coverage (all employees share in a percentage of the cost, depending on their elections); and
•	group life insurance coverage (death benefit capped at $350,000, with the value of the death benefit over $50,000 being reported as taxable income to all employees).

Executive Benefits and Perquisites. In addition to the broad-based benefits described above, the NEOs received the following fringe benefits and perquisites in 2021:

•	the NEOs and other senior officers may participate in a non-qualified deferred compensation plan into which the Board can make a discretionary contribution each year;
•	the NEOs and other senior officers are parties to split dollar life insurance agreements with the Bank; and
•	Mr. Albero was provided mileage reimbursement of $500 per month.

Risk Management

The Compensation Committee regularly reviews all incentive-based plans to ensure that controls are in place so that Salisbury’s employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of Salisbury and the Bank. With respect to the STIP and LTIP, the Compensation Committee reviews and approves the Bank-wide performance objectives that determine bonus payments to be made thereunder. The performance objectives selected are prevalent measures used by comparable financial institutions and Salisbury’s peer group.

Compensation Clawback Policy

Salisbury maintains a Compensation Clawback Policy, which applies to Salisbury’s STIP, LTIP and employer discretionary contributions to the NQDC Plan and which allows Salisbury to recover any bonus payment made to any Covered Officer, as defined below, that was based on materially inaccurate financial statements or other materially inaccurate reporting or fraud. The Clawback Policy applies to Salisbury’s NEOs and other Executive Officers (each a “Covered Officer”). In the event the Compensation Committee determines that fraud, material error, gross negligence or intentional illegal conduct or misconduct (each, a “Covered Misconduct” as defined in the Clawback Policy) has contributed to Salisbury’s restatement of its financial statements, the Compensation Committee, in its discretion, will, refer the matter and its recommendation as to an appropriate remedy to the Board of Directors for consideration.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and Salisbury’s Board of Directors and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans. The Compensation Committee has considered the impact of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 718 (formerly SFAS No. 123(R)), on Salisbury’s use of equity incentives as a key retention tool.

As part of its role, the Compensation Committee also reviews and considers sections of the Internal Revenue Code (“IRC”), including but not limited to, potential parachute payments that could result in excise taxes under IRC Section 280G and the deductibility of executive compensation under Section 162(m), which limits deduction of compensation paid to NEOs to $1,000,000. This applies to base salary, all cash incentive plans and equity grants other than stock options. During fiscal 2021, no employee received taxable compensation in excess of $1,000,000 and therefore, deductibility of compensation was not limited by these sections of the IRC.

Ownership Guidelines

During 2021, The Compensation Committee recommended, and the Board of Directors approved, minimum stock ownership guidelines for the CEO of 3 times base salary. Salisbury regularly reviews the stock ownership levels of directors and other NEOs. As of March 16, 2022, Salisbury’s executive officers and directors own approximately 9% of Salisbury’s outstanding shares. Such amounts include a total of 39,600 restricted shares awarded to officers and directors.

EXECUTIVE COMPENSATION

Named Executive Officers of Salisbury

The following table shows the compensation of Salisbury’s Named Executive Officers, which include those individuals who served as President and Chief Executive Officer, Chief Lending Officer, and Chief Financial Officer as of December 31, 2021 and 2020. For purposes of this Proxy Statement and pursuant to federal securities laws and regulations, these persons are referred to as Salisbury’s “Named Executive Officers” or “NEOs.”

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Option Awards ($)	All Other Compensation(4) ($)	Total ($)
Richard J. Cantele, Jr., President	2021	435,308	223,860	233,808	0	152,427	1,045,403
and Chief Executive Officer	2020	399,904	142,766	171,310	0	140,460	854,440
John M. Davies, President of NY	2021	262,266	96,776	125,805	0	82,212	567,059
Region and Chief Lending Officer	2020	255,877	76,121	90,340	0	79,060	501,398
Peter Albero, Executive Vice	2021	258,912	95,538	143,845	0	98,301	596,596
President and Chief Financial Officer	2020	252,597	75,148	108,240	0	53,417	489,402

(1) Bonuses are accrued in the year indicated and paid in the succeeding fiscal year. Thus, the bonus earned in 2021 will be paid in 2022 and the bonus earned in 2020 was paid in 2021.

(2) Reflects the aggregate fair value of restricted stock awards on date of grant. The value is the amount recognized for financial statement purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(3) The 2021 awards to NEOs Cantele, Davies, and Albero represent 2,800, 1,200, and 1,600 shares of restricted stock, respectively, granted on 5/19/21 pursuant to Salisbury’s LTIP, which shares vest on the third anniversary of the grant date. The 2021 awards also include units of performance based restricted stock, of which 1,500 units were granted to Mr. Cantele and 1,000 units were granted to each of Mr. Davies and Mr. Albero, on June 23, 2021. The maximum payout for such performance based restricted stock units (assumes a share price of $50.00) is $112,500 for Mr. Cantele; $75,000 for Mr. Davies; and $75,000 for Mr. Albero.

(4) All other compensation was comprised of the following elements for the year ended December 31, 2021:

	Cantele ($)	Davies ($)	Albero ($)
Group Term Life Insurance	791	745	457
Non-qualified Deferred Comp.	21,174	719	10,183
401(k) Employer Contribution	26,535	26,535	26,535
Dividends paid on restricted stock	8,376	3,762	4,675
Employee Stock Ownership Plan	5,351	5,351	5,351
Phantom Stock Appreciation Units(1)	90,200	45,100	45,100
Mileage Reimbursement	0	0	6,000
TOTAL	$152,427	$82,212	$98,301

(1)   Represents the cash value of Phantom Stock Appreciation Units that were granted 1/19/2018, which vested 1/19/2021. No Phantom Stock Appreciation Units were granted in 2019, 2020, or 2021.

Changes to Incentive Awards

Pursuant to the 2017 Long Term Incentive Plan, Performance Based Restricted Stock Units were granted in place of Phantom Stock Appreciation Units in 2019, 2020, and 2021 to more closely align management’s interests with that of Shareholders. The measurement period for the award is three (3) calendar years. The performance measure for the award is based on the increase in the Corporation’s tangible book value (“TBV”) over the three-year measurement period.

CEO Pay Ratio – 18.6:1

The SEC requires disclosure of the median annual total compensation of all employees (excluding the chief executive officer), the annual total compensation of the chief executive officer, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer. The disclosure is required in any annual report, proxy or information statement, or registration statement that requires executive compensation disclosure pursuant to Item 402 of Regulation S-K.

The Compensation Committee strives to maintain an executive compensation program that is consistent and internally equitable to motivate Salisbury’s employees to perform in ways that enhance Shareholder value. Salisbury is committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of executive officers and the pay of non-executive employees. The Compensation Committee reviewed a comparison of the CEO’s annual total compensation in fiscal year 2021 to that of all other employees for the same period.

The calculation of annual total compensation for the CEO for fiscal year 2021 as is reported in the Summary Compensation Table on page 22, was $1,045,403. The calculation of annual total compensation of all other employees was determined by “Total W-2 Earnings” in the fiscal year reported (2021) and includes all employees as of December 31, 2021. Once the median employee was identified, the Summary Compensation Table methodology was used to calculate annual total compensation.

Salisbury’s median employee is identified by: (i) calculating the annual total compensation described above for each of Salisbury’s employees, and (ii) ranking the annual total compensation of all employees except for the CEO from lowest to highest (a list of 193 employees).

The annual total compensation for fiscal year 2021 for Salisbury’s median employee was $56,091. The resulting ratio, which represents a reasonable estimate calculated in a manner consistent with SEC rules and guidance, of Salisbury’s CEO’s pay to the pay of Salisbury’s median employee for fiscal year 2021 is 18.6 to 1.

The SEC’s rules provide flexibility in determining the pay ratio and a degree of imprecision that may result from the use of estimates, assumptions, adjustments, and statistical sampling that may be used to identify the “median employee” thus, this information should not be relied upon for comparing Salisbury to its peers.

Severance Agreement for Richard J. Cantele, Jr. On January 24, 2020, the Bank and Richard J. Cantele, Jr., President and Chief Executive Officer of the Bank, entered into an updated severance agreement, which became effective as of January 1, 2020 and superseded and replaced a prior severance agreement, to provide benefits to Mr. Cantele in the event of his termination of employment for the reasons set forth in the agreement. The term of the severance agreement is for two years, and automatically renews annually; provided, however, in the case of a change in control (as defined in the severance agreement), the severance agreement will automatically be extended for two years. In the event of Mr. Cantele’s (i) involuntary termination of employment by the Bank for reasons other than “cause” (as defined in the severance agreement) or due to his death or disability, or (ii) his voluntary termination of employment for “good reason” (also, as defined in the agreement) in either case, other than on or after a change in control, he will be entitled to a severance benefit equal to two (2) times the greater of (i) his annual base salary rate in effect on the date of termination or his average annual base salary rate for the twelve-month period ending on the last day of the calendar month immediately before the date of termination and (ii) his average annual cash bonus paid during or attributable to the two-year period immediately preceding the date of termination. Such benefit will be paid in a lump sum within 60 days following Mr. Cantele’s separation from service. In addition, Mr. Cantele generally will be entitled to continued participation in the Bank’s group health plan for two years following separation from service, subject to his payment of a portion of the premium substantially equal to the portion paid by executive employees of the Bank for comparable coverage. Payment of the severance benefits will be conditioned upon the execution by Mr. Cantele of a general release within 60 days of the date of his termination of employment, unless such payment is otherwise required to be deferred under IRC Section 409A. The severance agreement also requires Mr. Cantele to comply with non-compete, non-solicitation and non-disclosure provisions for a period of one (1) year following his separation from service.

In the event of a change in control followed by Mr. Cantele’s involuntary termination of employment for reasons other than cause or voluntary termination of employment for good reason, he will be entitled to a lump sum cash payment equal to three (3) times the greater of (i) his highest annual base salary rate in effect on the date of termination or his highest annual base salary rate for the twenty-four month period ending on the last day of the month preceding the date of termination, and (ii) his highest annual cash bonus paid or attributable to any year in the three-year period immediately preceding the date of the Change in Control, payable within 60 days following termination. The Bank will also provide him with life insurance coverage and non-taxable medical and dental coverage, at no cost to him, substantially comparable to the coverage maintained by the Bank for him prior to his date of termination, for a period of three years. In addition, Mr. Cantele will be entitled to the payment of unpaid compensation and benefits and unused vacation accrued through the date of his termination of employment. He will also receive reimbursement for expenses incurred on behalf of the Bank prior to his termination of employment within 60 days following his date of termination, unless such payment is otherwise required to be deferred under IRC Section 409A. In all other respects, the updated agreement is substantially the same as the original prior agreement.

Severance Agreement for John M. Davies. On January 24, 2020, the Bank and Mr. Davies, President of the New York Region and Chief Lending Officer of the Bank, entered into a severance agreement, which became effective as of January 1, 2020 and superseded and replaced a prior employment agreement, to provide benefits to Mr. Davies in the event of his termination of employment for the reasons set forth in the severance agreement. The term of the severance agreement is two years and automatically renews annually; provided, however, in the case of a change in control (as defined in the severance agreement), the severance agreement will automatically be extended for two years. In the event of Mr. Davies’ involuntary termination of employment by the Bank for reasons other than “cause” (as defined in the severance agreement) or his death or disability, or a voluntary termination of employment for “good reason” (as defined in the severance agreement), in either case, other than on or after a change in control, Mr. Davies will be entitled to a severance benefit equal to the greater of (i) his annual base salary rate in effect on the date of termination or his average annual base salary rate for the twelve-month period ending on the last day of the calendar month immediately before the date of termination and (ii) his average annual cash bonus paid during or attributable to the two-year period immediately preceding the date of termination. Such benefit will be paid in a lump sum within 60 days following his separation from service unless such payment is otherwise required to be deferred under IRC Section 409A. In addition, Mr. Davies generally will be entitled to continued participation in the Bank’s group health plan for two years following separation from service, subject to his payment of a premium portion substantially equal to the premium portion paid by executive employees of the Bank for comparable coverage. Payment of the severance benefits will be conditioned upon Mr. Davies executing a general release within 60 days following the date of his termination of employment. Further, the severance agreement requires Mr. Davies to comply with non-compete, non-solicitation and non-disclosure provisions for a period of one (1) year following his separation from service.

In the event of involuntary termination of employment for reasons other than cause or a voluntary termination of employment for good reason occurring on or after a change in control, Mr. Davies will be entitled to a lump sum cash payment equal to two (2) times the greater of (i) his highest annual base salary rate in effect on the date of termination or his average annual base salary rate for the twenty-four month period ending on the last day of the month preceding the date of termination, and (ii) his highest annual cash bonus paid or attributable to any year in the two-year period immediately preceding the date of the change in control. Such amount will be payable within sixty (60) days following termination, unless such payment is otherwise required to be deferred under IRC Section 409A. The Bank will also provide Mr. Davies with life insurance coverage and non-taxable medical and dental coverage for a period of two years, at no cost to him, substantially comparable to the coverage maintained by the Bank for him prior to his date of termination. In addition, Mr. Davies will be entitled to the payment of unpaid compensation and benefits and unused vacation accrued through the date of his termination of employment. He will also receive reimbursement for expenses incurred on behalf of the Bank prior to his termination of employment within sixty (60) days following his date of termination.

Change in Control Agreement for Peter Albero. On January 24, 2020, the Bank and Mr. Albero, Executive Vice President and Chief Financial Officer, entered into an updated change in control agreement, which became effective as of January 1, 2020 and superseded and replaced a prior change in control agreement between the parties. The change in control agreement will automatically renew for additional one (1) year terms, unless either party elects not to renew the agreement by providing notice of non-renewal to the other party at least thirty (30) days prior to the renewal date. The agreement was updated to provide that in the event Salisbury or the Bank at any time during the term of the change in control agreement effects a transaction which would be a “change in control” (as defined in the agreement), then the change in control agreement shall be automatically extended for twenty-four (24) months following the date a change in control occurs.

The change in control agreement was also updated to provide that in the event that Mr. Albero is involuntarily terminated on or after a change in control for reasons other than “cause” (as defined in the change in control agreement) or due to his death or disability, or voluntarily terminates for “good reason” (as defined in the change in control agreement) on or after a change in control, Mr. Albero will be entitled to a lump sum cash payment equal to two (2) times the greater of (i) his annual base salary rate in effect on the date of termination, or if greater, his average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately before the date of termination and (ii) one (1) times his highest annual cash bonus paid during or attributable to the two-year period immediately preceding the date of termination. In addition, Mr. Albero would be entitled to the continuation of current Bank provided dental, medical and life insurance coverage and other benefits as set forth in the change in control agreement for two years. In no event may any compensation payable under the change in control agreement constitute an “excess parachute payment” under Section 280G or violate Section 409A of the Internal Revenue Code. Payment of change in control benefits under the change in control agreement are conditioned upon Mr. Albero’s covenant to comply with non-compete, non-solicitation, and non-disclosure provisions for a period of one (1) year following his termination of employment. Notwithstanding any provision in the change in control agreement, Mr. Albero will serve as an employee-at-will. In all other respects, the change in control agreement is substantially the same as the prior change in control agreement.

Non-qualified Deferred Compensation Plan. On January 25, 2013, the Board of Directors adopted a Non-qualified Deferred Compensation Plan (the “NQDC Plan”) effective as of January 1, 2013. The NQDC Plan permits the Board of Directors to select certain key employees of the Bank, including the NEOs, to participate in the NQDC Plan, provided that such employees also evidence their participation by execution of a participation agreement.

On December 27, 2021, the Board of Directors executed the Salisbury Bank and Trust Company Amended and Restated Non-Qualified Deferred Compensation Plan (the “Plan”), effective as of January 1, 2022, which supersedes the prior NQDC Plan. The Plan permits the Board to select certain key employees of the Bank to participate in the Plan, provided that such employees also evidence their participation by execution of a Participation Agreement.

Before amendment and restatement, the NQDC Plan provided solely for discretionary bank contributions to selected participant’s accounts. The participation agreement sets forth the vesting terms of the discretionary contributions and the “benefit age” at which a participant could retire with a fully vested benefit. The participation agreement also sets forth how a participant’s benefit would be distributed (i.e., in a lump sum or in annual installments over a period of up to 10 years, as selected by the participant). Until distribution, a participant’s account would earn interest as of the last day of the plan year at the highest certificate of deposit rate for that year, compounded annually. The participant’s benefits under the Plan are subject to the vesting schedule set forth in the participant’s participation agreement.  Under the Plan, notwithstanding the vesting schedule, the participant’s account balance will become automatically 100% vested upon involuntary termination without cause, death, disability or a change in control.

The amended and restated Plan also allows participant deferrals and provides greater flexibility in participant elections and investment options. In addition to employer discretionary contributions, participants will be entitled to defer up to 50% of their base salary and up to 100% of their discretionary bonuses and cash incentive compensation, however, such base salary deferrals and bonus and cash incentive deferrals will not commence prior to January 1, 2023. The Plan permits the Compensation Committee to add non-employee directors as participants. If implemented, non-employee directors will be entitled to make elective deferrals of up to 50% of their annual retainer and committee fees. This provision may not be implemented for plan year 2022.

For plan years commencing after December 31, 2021, a participant will be required to enter into a “Participation Agreement” on initial participation that will set forth, among other things, the vesting schedule for any discretionary contributions received and the participant’s benefit age (i.e. the eligible “retirement age”). A participant will also be required to enter into an “Annual Election Form” which will set forth (i) the participant’s distribution elections under various circumstances and (ii) commencing in 2023, the amount of a participant’s elective deferrals of base salary and/or discretionary bonus or incentive compensation.

Under the amended and restated Plan, each discretionary contribution would vest based on a rolling five-year vesting schedule, so that in the sixth year of participation the first year’s contribution would be 100% vested and the fifth-year contribution would be 20% vested. Vesting of discretionary contributions generally accelerates when a participant reaches benefit age, however, the Bank can delegate one or more discretionary contributions for a particular person as contributions for which vesting would not automatically accelerate.

The amended and restated Plan provides additional distribution options, including distributions in the event of an unforeseeable emergency and on the occurrence of a specified date before separation of service, and allows a participant to elect for each year’s contributions the manner in which such distributions will be paid. Installment distributions can be made in monthly, quarterly or annual installments.

Payment of benefits under the Plan, other than benefits payable as a result of base salary deferrals, are conditioned on the participant’s covenant to comply with non-compete, non-solicitation and non-disclosure provisions for a period of one year following the participant’s separation from service.

The Bank will establish a grantor trust to hold the assets of the Plan. Until distributed, the assets of the Plan are not legally owned by the participants.

Split Dollar Life Insurance Arrangements. During the 2021 calendar year, Messrs. Cantele, Albero and Davies and certain other officers were parties to split dollar life insurance agreements with the Bank, which upon the officer’s death, splits the death benefit payable under one or more insurance policies between the officer’s beneficiary and the Bank.

During the annual review of this benefit with our consultant, BCC-USA, it was determined that there is a current, and future, inequity with the value of life insurance payable to NEO beneficiaries. The cap has not changed since the initial insurance was purchased although base salaries have increased over the past 18 years. The Compensation Committee recommended, and the Board of Directors approved, a new NEO category with an increase in the cap of this group to $800,000 to mitigate the current benefit shortfall. The average multiple of base salary for the remaining BOLI group is 2.83 times. By increasing the NEO cap to $800,000, the average multiple of base salary for the NEO group increases to 2.65 times. The split dollar life insurance agreement provides the beneficiary designated by such NEO with a pre-retirement death benefit of three (3) times annual base salary, not to exceed $750,000. If the NEO remains in the employ of Salisbury until age 65, the executive’s beneficiary is also entitled to a post-retirement death benefit under the agreement. Post-retirement death benefits for Mr. Cantele are 1.5 times his final base salary up to a maximum of $800,000. Post-retirement death benefits for Mr. Albero and Mr. Davies include a reduced multiple of final annual base salary between 1.5 times and 0.5 times, depending on the former executive’s age at the time of death with a maximum death benefit of $800,000. The NEOs entered into new agreements reflecting these terms on September 1, 2021.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by Salisbury’s NEOs at fiscal year ended December 31, 2021.

Outstanding Equity Awards at Fiscal Year End
Option Awards						Stock Awards
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: number of securities underlying unexercisable unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested(2)
Name	(#)	(#)	(#)	($)		(#)	($)
Richard J. Cantele, Jr.				N/A	N/A	12,300	676,008
John M. Davies				N/A	N/A	6,450	354,492
Peter Albero				N/A	N/A	7,400	406,704

(1) Stock awards listed represent grants under Salisbury’s 2017 LTIP. Each of the awards vest on the third anniversary of the grant date.

(2) Reflects the value of the restricted stock awards and performance based restricted stock units as of the fiscal year ended December 31, 2021.

Name	Date Award Granted	Type of Award	Number of Shares/ Units
Cantele	3/29/19	Performance-Based Restricted Stock Units	1,500
Cantele	5/31/19	Restricted Shares	2,500
Cantele	5/29/20	Restricted Shares	2,500
Cantele	7/29/20	Performance-Based Restricted Stock Units	1,500
Cantele	5/19/21	Restricted Shares	2,800
Cantele	6/23/21	Performance-Based Restricted Stock Units	1,500
Davies	3/29/19	Performance-Based Restricted Stock Units	1,000
Davies	5/31/19	Restricted Shares	1,250
Davies	5/29/20	Restricted Shares	1,000
Davies	7/29/20	Performance-Based Restricted Stock Units	1,000
Davies	5/19/21	Restricted Shares	1,200
Davies	6/23/21	Performance-Based Restricted Stock Units	1,000
Albero	3/29/19	Performance-Based Restricted Stock Units	1,000
Albero	5/31/19	Restricted Shares	1,300
Albero	5/29/20	Restricted Shares	1,500
Albero	7/29/20	Performance-Based Restricted Stock Units	1,000
Albero	5/19/21	Restricted Shares	1,600
Albero	6/23/21	Performance-Based Restricted Stock Units	1,000

BOARD OF DIRECTORS COMPENSATION

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2021. Directors who are also employees of Salisbury or the Bank do not receive additional compensation for Board service. The compensation received by Mr. Cantele, the only director who is also an employee of Salisbury, is reflected in the Summary Compensation Table on page 22 of this Proxy Statement.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Charles M. Andola	14,750 (3)	0	71,314	86,064
George E. Banta	20,275	18,040	1,428	39,743
Arthur J. Bassin	30,762(4)	18,040	1,428	50,230
David B. Farrell	45,525(5)	18,040	1,428	64,993
Paul S. Hoffner	7,612	0	0	7,612
Nancy F. Humphreys	29,475(6)	18,040	1,428	48,943
Holly J. Nelson	23,125(7)	18,040	1,428	42,593
John F. Perotti	16,175(8)	0	71,314	87,489
Neila B. Radin	22,437(9)	18,040	490	40,967
Grace E. Schalkwyk	21,450(10)	18,040	490	39,980

(1)	Each director with the exception of Andola, Hoffner, and Perotti received 400 shares of restricted stock on 5/19/21 pursuant to the 2017 LTIP. Directors Andola and Perotti retired from the Boards on 5/19/21. Director Hoffner joined the Boards on 5/19/21. The fair market value at grant date is reported above. The shares will be fully vested on the third anniversary of the grant date and the fair market value at time of vesting will be included as compensation in 2024.
(2)	Represents the dividends earned during 2021 on restricted shares awarded 5/25/18, 5/31/19, 5/29/20, and 5/19/21 pursuant to the 2017 LTIP which shares vest on the third anniversary of the grant date. Directors Andola and Perotti retired from the Boards on 5/19/21 at which time the vesting was accelerated on restricted shares awarded to them on 5/31/19 and 5/29/20 ($18,040 each respectively). Also includes a cash bonus of $18,040 awarded to Directors Andola and Perotti for their service during 2020-2021.
(3)	Includes $937 paid to Mr. Andola for his services as Chairperson of the Loan Committee, pro-rated. Mr. Andola retired from the Boards 5/19/21.
(4)	Includes $5,000 paid to Mr. Bassin for his services as Chairperson of the Compensation Committee and $1,562 for his services as Chairperson of the Loan Committee, pro-rated.

(5)	Includes $1,875 paid to Mr. Farrell for his services as Chairperson of the Audit Committee, pro-rated and $19,500 for his services as Chairman of the Board.
(6)	Includes $5,000 paid to Mrs. Humphreys for her services as Chairperson of the ALCO/Investment Committee. Mrs. Humphreys is retiring from the Boards 5/18/22.

(7)	Includes $937 paid to Ms. Nelson for her services as Chairperson of the Nominating and Governance Committee, pro-rated and $1,562 for her services as Chairperson of the Trust Committee, pro-rated.

(8)	Includes $937 paid to Mr. Perotti for his services as Chairperson of the Trust Committee, pro-rated. Mr. Perotti retired from the Boards 5/19/21.

(9)	Includes $1,562 paid to Ms. Radin for her services as Chairperson of the Nominating and Governance Committee, pro-rated.
(10)	Includes $3,125 paid to Ms. Schalkwyk for her services as Chairperson of the Audit Committee, pro-rated.

Directors’ Fees

During 2021, the Compensation Committee engaged Pearl Meyer to review the competitiveness of its non-employee director compensation program. The peer group used for this study is the same peer group used for the executive compensation review. The review included: annual board retainers; board meeting fees; equity awards; committee composition, retainers and meeting fees; and total board compensation cost. The summary of market findings determined that Salisbury’s proforma average annual director compensation ranked at the 5th percentile versus Salisbury’s compensation peer group. Cash compensation for board service was significantly below the peer median; Salisbury’s equity grant was below the peer median; and Salisbury’s average compensation for committee service was above the peer median. Salisbury’s proforma total board compensation ranked at the 12th percentile versus the peer group median.

As a result of this comprehensive review, the Compensation Committee recommended, and the Board of Directors approved, the following adjustments to non-employee director compensation to more closely align with the peer group median: Board cash retainer increased from $7,500 to $28,500; restricted stock grant value increased from $14,320 to $28,500; and cash retainer for the Board Chair increased from $27,000 to $48,500. Board meeting fees have been rolled into the cash retainer and restricted stock grant. Committee chair retainers remain unchanged at $5,000 for the Chairpersons of Audit Committee, ALCO/Investment Committee, and Compensation Committee and $2,500 for the Chairpersons of Trust Committee, Loan Committee, and Nominating and Governance Committee. Committee meeting fees will also be maintained at the current level of $350 for each committee meeting attended. As a result of these changes, effective October 1, 2021, proforma average annual compensation per director and proforma total Board compensation expense are now closely aligned with the peer group median.

Transactions with Management and Others

Salisbury and the Bank have had, and expect to have in the future, transactions in the ordinary course of business with certain directors, officers and their associates on substantially the same terms as those available for comparable transactions with others not related to Salisbury or the Bank.

In December 2015, Salisbury issued $10 million in the aggregate principal amount of fixed to floating rate subordinated notes to various accredited investors including certain of Salisbury’s directors, and used the proceeds therefrom, along with cash-on-hand, to fully redeem $16 million of its outstanding Series B Preferred Stock, which were issued pursuant to the participation in the U.S. Treasury’s Small Business Lending Fund program. Former Director Robert S. Drucker, who participated as an investor in such private placement in the amount of $200,000 on the same terms as all other investors, was the only director of Salisbury who participated in an amount over $120,000. The subordinated notes have a maturity date of December 15, 2025 and bear interest at an annual rate of 6.00% from and including the original issue date of the subordinated notes to, but excluding, December 15, 2020, payable semi-annually in arrears on June 15 and December 15 of each year. Thereafter, from and including December 15, 2020 to, but excluding, December 15, 2025, the annual interest rate will be reset quarterly and equal to three-month LIBOR, plus 430 basis points, as described in the subordinated notes, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 through December 15, 2025 or an earlier redemption date. The subordinated notes include an optional redemption, without penalty, on or after December 15, 2020 and, in certain limited circumstances, before that date. The indebtedness evidenced by the subordinated notes, including principal and interest, is unsecured and subordinate and junior in right of Salisbury’s payment to general and secured creditors and depositors of the Bank.

The subordinated notes issued December 15, 2015 were redeemed on May 28, 2021. The redemption amount was one hundred percent (100%) of the outstanding principal amount plus accrued and unpaid interest up to but excluding the redemption date. Interest ceased to accrue on and after said redemption date. Each 2015 Subordinated Note is no longer deemed outstanding and all rights with respect to said notes have ceased and terminated.

Indebtedness of Management and Others

Some of the directors and executive officers of Salisbury and the Bank, as well as firms and companies with which they are associated, are or have been customers of the Bank and, as such, have had banking transactions with the Bank. As a matter of policy, loans to directors and executive officers were, and in the future will be, made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to Salisbury and the Bank and did not, and in the future will not, involve more than the normal risk of collectability or present other unfavorable features.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires Salisbury’s executive officers, directors and other persons who own more than ten percent (10%) of Salisbury’s Common Stock to file with the SEC reports of ownership and changes in ownership of Salisbury’s Common Stock and to furnish Salisbury with copies of all such reports that they file.

Based on a review of copies of reports filed with the SEC since January 1, 2021 and of written representations by executive officers and directors, all persons subject to the reporting requirements of Section 16(a) have filed the required reports on a timely basis to the best of management’s knowledge.

PROPOSAL 2

TO APPROVE THE CERTIFICATE OF AMENDMENT PROPOSAL

The Board has approved an amendment to Salisbury’s Certificate of Incorporation (the “Certificate of Amendment Proposal”) to increase the number of authorized shares of common stock from 5 million to 10 million shares. The additional shares of common stock authorized for issuance by the Certificate of Amendment Proposal would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the common stock presently issued and outstanding. Provided shareholders approve the Certificate of Amendment Proposal, the increase in number of shares would be authorized for issuance but would initially remain unissued until such time as the Board approves a specific issuance of shares.

The amendment to Salisbury’s Certificate of Incorporation will not, by itself, have an immediate dilutive effect on current shareholders. However, if the Certificate of Amendment Proposal is approved, unless otherwise required by applicable law or stock exchange rules, the Board will be able to issue the additional shares of common stock from time to time in its discretion without further action or authorization by shareholders.

Currently, the Board plans, subject to shareholder approval of the Certificate of Amendment Proposal, to implement a two for one forward stock split of Salisbury’s Common Stock as a means of enhancing the liquidity and marketability of Salisbury’s securities in the best interests of shareholders. Such stock split would require Salisbury to have additional authorized shares and therefore, cannot be implemented unless shareholders approve the Certificate of Amendment Proposal, and Salisbury’s Certificate of Incorporation is subsequently amended to increase the number of authorized shares of Salisbury’s Common Stock. The stock split, which would result in every one (1) share of Salisbury common stock being converted into two (2) shares of Salisbury’s Common Stock, would not have any impact on the voting and other rights of shareholders and would have no impact on Salisbury’s business operations.

Even if the Certificate of Amendment Proposal is approved by Salisbury’s shareholders, the Board of Directors may delay or abandon the forward stock split at any time prior to the effective time of the forward stock split if the Board of Directors determines that the forward stock split is no longer in the best interests of Salisbury or its shareholders. The stock split will be effected at a date to be determined by the Board, but not before or until receipt of shareholder approval and the effective date of the Certificate of Amendment as filed with the Connecticut Secretary of State.

The increase in authorized shares would also provide Salisbury with appropriate flexibility to issue additional shares in the future on a timely basis if such need arises in connection with other corporate purposes. For example, Salisbury could use unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities to help us continue to attract, retain and motivate highly qualified management and key personnel. Additional authorized but unissued shares could also enable Salisbury to take advantage of market conditions, more favorable financing and for other strategic opportunities should they arise.

Pursuant to the laws of Connecticut, the Board must adopt any amendment to our Certificate of Incorporation and submit the amendment to shareholders for adoption and approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CERTIFICATE OF AMENDMENT PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD. THE PROPOSAL TO AMEND THE CERTIFICATEOF INCORPORATION WILL BE APPROVED IF THE AFFIRMATIVE VOTES CAST EXCEED THE VOTES CAST OPPOSING THE PROPOSAL.

Potential Anti-Takeover Effect

The SEC requires disclosure and discussion of the effects of any action, including the proposal discussed herein, that may be used as an anti-takeover mechanism. An increase in the number of authorized shares of common stock may also, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the proposed increase might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of us and the removal of management, which stockholders might otherwise deem favorable. For example, the authority of the Board to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to affect a takeover or otherwise gain control of Salisbury because the issuance of additional common stock would dilute the voting power of the common stock then outstanding. Our common stock could also be issued to purchasers who would support the Board in opposing a takeover bid which our Board determines not to be in our best interests and those of our shareholders. Although the Certificate of Amendment Proposal has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that the effect of the amendment could facilitate future attempts by us to oppose changes in control, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value, or that they will not adversely affect Salisbury’s business or the trading price of the common stock.

Vote Required

Pursuant to Salisbury’s Bylaws, the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the Certificate of Amendment Proposal. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this Proposal 2. Broker non-votes, if any, will not be counted as votes cast and will not affect the outcome of this Proposal 2. Because approval of this Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting, an abstention with respect to the approval of the Certificate of Amendment Proposal will have the same effect as a vote “Against” such Proposal.

The Proposed Amendment

This general description of this Proposal is qualified in its entirety by reference to the text of the amendment set forth below in this Proposal for the increase of the total number of authorized shares of common stock. If this Proposal is approved by shareholders, it will become effective upon the filing of a Certificate of Amendment with the State of Connecticut which, Salisbury would intend to file promptly following the shareholder vote at the Annual Meeting. If this Proposal is not approved, the Certificate of Incorporation will continue to allow for the authorization of 5,000,000 shares of common stock. The Board reserves its right to elect not to proceed with and abandon the Certificate of Amendment Proposal if it determines, in its sole discretion at any time, that such amendment is no longer in the best interests of our shareholders.

The first paragraph of Article Third of the Certificate of Incorporation shall be amended and restated to read in its entirety as follows if shareholders vote to approve this Proposal:

THIRD: Capital Stock. The amount of the capital stock of the Corporation hereby authorized is ten million (10,000,000) shares of Common Stock, par value $0.10 per share and twenty-five thousand (25,000) shares of Preferred Stock, par value $0.01.

The remainder of Article THIRD will remain in full force and effect.

PROPOSAL 3

TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Baker Newman & Noyes, P.A., LLC (“BNN”) to serve as Salisbury’s independent auditors for fiscal year ended December 31, 2022. While we are not required to have Shareholders ratify the selection of BNN as independent auditors, the Board considers the selection of the independent auditors to be an important matter. Accordingly, Shareholders are asked to consider and ratify the appointment of BNN as independent auditors to audit the consolidated financial statements of Salisbury for the fiscal year ending December 31, 2022 as a matter of good corporate practice. If Shareholders do not ratify the appointment of BNN, the Audit Committee will consider the vote of Shareholders in selecting the independent auditors in the future.

The reports of BNN on the financial statements of Salisbury for the years ended December 31, 2021 and 2020 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the years ended December 31, 2021 and 2020 and reviews of Salisbury’s financial statements, there were no disagreements with BNN on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BNN, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

A representative of BNN is expected to attend the Annual Meeting, and they will be provided an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Relationship with Independent Public Accountants

Audit Fees

The aggregate fees billed for professional services rendered for the audit of Salisbury’s annual financial statements as presented on Forms 10-K for the last two (2) fiscal years and the reviews of the financial statements included in Salisbury’s Forms 10-Q for the quarters of the fiscal years ended December 31, 2021 and December 31, 2020 were $293,500(1) and $310,500, respectively.

(1) Audit fees for 2021 are an estimate, as certain fees have not yet been billed.

Audit Related Fees

Fees billed in each of the last two (2) fiscal years for assurance and related services that are reasonably related to performance of the audit or review of Salisbury’s financial statements that are not reported under “Audit Fees” above for each of the fiscal years ended December 31, 2021 and December 31, 2020 were $21,000(1) and $23,000, respectively.

(1) Audit related fees for 2021 are an estimate, as certain fees have not yet been billed.

Tax Fees

The aggregate fees billed in each of the last two (2) fiscal years for professional services rendered for tax preparation for the fiscal years ended December 31, 2021 and December 31, 2020 were $18,500 and $20,675, respectively.

Independence

The Audit Committee of the Board of Directors of Salisbury has considered and determined that the provision of services rendered by BNN relating to matters noted above is compatible with maintaining the independence of such auditors.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors, other than those listed under the de minimus exception. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to a particular service or category of services, and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expeditious delivery of services is necessary. The independent auditors and management are required to report to the full Audit Committee regarding the extent of services provided by independent auditors in accordance with this pre-approval and the fees for the services performed to date. In 2021, there were no fees paid to BNN that were approved by the Audit Committee pursuant to §17 C.F.R. 210.2-01(c)(7)(i)(C) with respect to waivers of pre-approval requirements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO RATIFY THE APPOINTMENT OF BNN AS INDEPENDENT AUDITORS TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF SALISBURY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD. THE PROPOSAL TO RATIFY THE APPOINTMENT OF BAKER NEWMAN & NOYES, P.A., LLC WILL BE APPROVED IF THE AFFIRMATIVE VOTES CAST EXCEED THE VOTES CAST OPPOSING THE PROPOSAL.

PROPOSAL 4

TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF THE

NAMED EXECUTIVE OFFICERS

The compensation of our President and Chief Executive Officer, Chief Lending Officer, and Chief Financial Officer (“Named Executive Officers”) is described in the executive compensation tables of this Proxy. Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.

In accordance with Section 14A of the Exchange Act, Shareholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

“RESOLVED, that the compensation paid to Salisbury Bancorp, Inc.’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our Shareholders and encourage all Shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 4 TO APPROVE, ON A NON-BINDING BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD. THE PROPOSAL WILL BE APPROVED IF THE AFFIRMATIVE VOTES CAST EXCEED THE VOTES CAST OPPOSING THE PROPOSAL, HOWEVER, THE RESULTS OF SUCH VOTE SHALL BE NON-BINDING.

OTHER BUSINESS

Salisbury is not aware of any business to be acted upon at the Annual Meeting other than that which is discussed in this Proxy Statement. In the event that any other business requiring a vote of the Shareholders is properly presented at the meeting, the holders of the Proxies will vote your shares in accordance with their best judgment and the recommendations of a majority of the Board of Directors.

You are encouraged to exercise your right to vote. You can vote your shares via the internet, toll-free telephone call, or by completing, signing and returning the enclosed proxy card for which a postage-prepaid return envelope is provided. In the event that you are later able to attend the Annual Meeting, you may revoke your Proxy and vote your shares in person. A prompt response will be helpful and your cooperation is appreciated.

A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 2021, which includes the consolidated financial statements of Salisbury for the fiscal year ended December 31, 2021, is available on Salisbury’s website at salisburybank.com under “Shareholder Relations”. Copies may be obtained, without charge, by any Shareholder upon written request to: Shelly L. Humeston, Secretary, Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Any proposal that a Salisbury Shareholder wishes to have included in Salisbury’s Proxy Statement and form of Proxy relating to Salisbury’s 2023 Annual Meeting of Shareholders under Rule 14a-8 of the SEC must be received by Salisbury’s Secretary at 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039-1868 by December 7, 2022. A Shareholder wishing to submit a proposal must follow the procedures outlined in Rule 14a-8 of the Exchange Act and must satisfy the requirements set forth in Salisbury’s Bylaws. Accordingly, a Shareholder’s notice to the Secretary shall set forth as to each matter the Shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Salisbury’s books, of the Shareholder proposing such business, (iii) the class and number of shares of Salisbury that are beneficially owned by the Shareholder, and (iv) any material interest of the Shareholder in such business. The Secretary may also require, in writing and prior to the meeting, any and all information about the Shareholder or the proposed matter which the Secretary determines in their discretion to be appropriate using the then current requirements of Regulation 14A under the Exchange Act. For business proposed to be brought before next year’s annual meeting by a Shareholder other than a proposal submitted in accordance with Rule 14a-8, such proposal must be received by the Secretary no later than forty-five (45) days prior to the date of the proxy statement released to shareholders in connection with the annual meeting in the prior year in order to be considered timely and must otherwise comply with the requirements set forth in Salisbury’s Bylaws. Nothing in this paragraph shall be deemed to require Salisbury to include in its Proxy Statement and form of Proxy for such meeting any Shareholder proposal which does not meet the requirements of the SEC in effect at the time.

SHAREHOLDER INFORMATION

Salisbury’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC is also available on Salisbury’s website at salisburybank.com under “Shareholder Relations”, “SEC Filings”. Copies may be obtained, without charge, by any Shareholder upon written request to: Shelly L. Humeston, Secretary, Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, Connecticut 06039-1868.

Salisbury’s Annual Report for the fiscal year ended December 31, 2021 accompanies this document and is not incorporated by reference.

BY ORDER OF THE BOARD OF DIRECTORS OF

SALISBURY BANCORP, INC.

Shelly L. Humeston

Secretary

Lakeville, Connecticut

April 8, 2022

Salisbury Bancorp, Inc.

SALISBURY BANCORP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received by 11:59 P.M. Eastern Time on May 17, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69595-Z82048

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SALISBURY BANCORP, INC.

The Board of Directors recommends you vote FOR all of the following:

	For All	Withhold All	For All Except
1. Election of Directors for a three year term	☐	☐	☐

Nominee:

01) Neila B. Radin

Election of Directors for a one year term

Nominee:

02) David B. Farrell

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: To transact such other business as may properly come before the Annual Meeting, or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D69596-Z82048

REVOCABLE PROXY

SALISBURY BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SALISBURY BANCORP, INC.

The undersigned holder(s) of the Common Stock of Salisbury Bancorp, Inc. ("SAL") do nominate and appoint Arthur J. Bassin and Holly J. Nelson jointly and severally as proxies with full power of substitution, for us and in our name, place and stead to vote all the Common Stock of SAL, standing in our name on its books on March 16, 2022 at the Annual Meeting of its Stockholders to be held at Salisbury Bank's Operations Center, 33 Bissell Street, Lakeville, Connecticut 06039 on Wednesday, May 18, 2022 at 4:00 p.m. Eastern Time or at any adjournment thereof with all power the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Salisbury Bancorp, Inc.

SALISBURY BANCORP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on May 11, 2022. Have your ESOP Vote Authorization Form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, ESOP Vote Authorization Forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to direct the voting of your ESOP Vote Authorization Form using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on May 11, 2022. Have your ESOP Vote Authorization Form in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your ESOP Vote Authorization Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received by 11:59 P.M. Eastern Time, on May 11, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69597-P69233 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SALISBURY BANCORP, INC.

The Board of Directors recommends you vote FOR all of the following:

	For All	Withhold All	For All Except
1. Election of Directors for a three year term **Nominee:** 01) Neila B. Radin Election of Directors for a one year term **Nominee:** 02) David B. Farrell	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: To transact such other business as may properly come before the Annual Meeting, or any adjournment(s) thereof.

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D69598-P69233

ESOP VOTE AUTHORIZATION FORM
SALISBURY BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 18, 2022, 4:00 p.m., Eastern Time

The undersigned hereby directs the Trustee of the Salisbury Bank and Trust Company Employee Stock Ownership Plan (the "ESOP") to vote all shares of common stock of Salisbury Bancorp, Inc. (the "Company") allocated to the undersigned's account, for which the undersigned is entitled to direct the voting at the Annual Meeting of Stockholders to be held on May 18, 2022 at 4:00 p.m., Eastern Time, at Salisbury Bank's Operations Center, 33 Bissell Street, Lakeville, Connecticut 06039 or at any adjournment thereof, as indicated on the reverse side of this form.

If this form is not returned in a timely manner, shares allocated to the participant's ESOP account will be voted in the same proportion as shares for which the Trustee has received timely voting instructions to vote on the proposals, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. Abstentions will be similarly treated, but solely with respect to the proposal for which an abstention is marked. If any other business is brought before the Annual Meeting, this form will be voted by the Trustee in a manner intended to represent the best interest of participants and beneficiaries of the ESOP. At the present time, the Company knows of no other business to be brought before the Annual Meeting.

IF NO INSTRUCTION IS SPECIFIED AND THIS FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR ALL THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS ESOP VOTE AUTHORIZATION FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, PLEASE PROVIDE YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE, FOLLOWING THE INSTRUCTIONS IN YOUR ESOP VOTE AUTHORIZATION FORM.

Continued and to be signed on reverse side